Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

FORTUNE BRANDS, INC.

and

ALEXANDRIA OPERATIONS CORP.

dated as of

May 19, 2011

i

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of May 19, 2011, is entered into between Fortune Brands, Inc., a Delaware corporation (“Seller”) and Alexandria Operations Corp., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $1.00 (the “Shares”), of Acushnet Company, a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Certain Defined Terms. Terms defined in the preamble, recitals or other sections of this Agreement shall have the respective meanings set forth therein and the terms defined in Section 1.01 of Exhibit A shall have the meanings set forth therein.

Section 1.02 Interpretation. Interpretation of this Agreement shall be governed by the rules of construction set forth in Section 1.02 of Exhibit A.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.01 Purchase and Sale of the Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the Purchase Price.

Section 2.02 Purchase Price Payments. The Purchase Price shall be paid as follows:

(a) Closing Date. At the Closing, Buyer shall pay Seller an amount equal to the Base Purchase Price, minus the Indebtedness Adjustment, if any.

(b) Final Settlement Date. Not later than three (3) Business Days after the Final Settlement Date, Buyer shall pay Seller, or Seller shall pay Buyer, in accordance with Section 2.02(c), as follows:

(i) if the Working Capital Adjustment is a positive number, the Buyer shall pay Seller an amount equal to the Working Capital Adjustment, plus interest on such amount at the Interest Rate calculated from, but not including, the Closing Date until, and including, the date on which such amount is paid.

(ii) if the Working Capital Adjustment is a negative number, then Seller shall pay Buyer an amount equal the Working Capital Adjustment, plus interest on such amount at the Interest Rate calculated from, but not including, the Closing Date until, and including, the date on which such amount is paid.

(iii) if the Working Capital Adjustment is equal to zero (0), no payment by Seller or Buyer shall be made pursuant to this Section 2.02(b).

(c) Payments. All payments required to be made pursuant to this Section 2.02 shall be made (i) in dollars, (ii) by FedWire (or other internationally recognized electronic funds transfer system), (iii) to such account in the United States as the party entitled to receive such payment may specify in a written notice given to the party required to make such payment not less than three (3) Business Days prior to the date such payment is required to be received and (iv) in funds that are immediately available to the party entitled to payment before 2:00 PM (New York time) on the date such payment is required to be received.

Section 2.03 Working Capital Adjustment. The Working Capital Adjustment shall be established as follows:

(a) Final Closing Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Final Closing Statement”) setting forth Buyer’s good faith determination of the Working Capital Adjustment and all supporting computations of the Working Capital Adjustment, in reasonable detail. From and after delivery of the Final Closing Statement, Buyer shall promptly provide to Seller and its Representatives such data and information as Seller may reasonably request relating to the amounts reflected in and the preparation of the Final Closing Statement (including access to the books and records of the Company and the Representatives of the Company). The Final Closing Statement shall become final and binding upon the parties on the Final Settlement Date.

(b) Disputes. If Seller disputes the Working Capital Adjustment in the Final Closing Statement, it may give Buyer written notice of its disagreement (a

“Notice of Disagreement”) within thirty (30) days following receipt of the Final Closing Statement. Any Notice of Disagreement shall specify in reasonable detail the items, dollar amounts, nature, and basis of any disagreement so asserted. During the first fifteen (15) days following the date upon which Buyer receives a timely Notice of Disagreement, Seller and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement and any matters so resolved shall be referred to herein as “Resolved Matters”. If at the end of such fifteen (15) day period (or earlier by mutual agreement to arbitrate) Buyer and Seller have not reached agreement on any such matters, the matters that remain in dispute shall be submitted by Buyer and Seller to the Closing Statement Arbitrator for review and resolution. Both parties shall be bound to arbitrate the matters in dispute in accordance with this Section 2.03. The hearing date will be scheduled by the Closing Statement Arbitrator as soon as reasonably practicable, and in any event within thirty (30) days after the dispute is submitted to the Closing Statement Arbitrator. Each party shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, deliver to the Closing Statement Arbitrator and the other party a brief setting forth such party’s calculations with regard to any amounts in the Final Closing Statement that remain in dispute and such supporting information and arguments, in each case consistent with this Agreement, as such party may consider appropriate. The calculations submitted need not be the calculations discussed in prior attempts to resolve differences during the fifteen (15) day period after receipt of the Notice of Disagreement; provided, however, that Seller may not submit a calculation that is more favorable to Seller than the amount included in the Notice of Disagreement and Buyer may not submit a calculation that is more favorable to Buyer than the amount included in the proposed Final Closing Statement delivered pursuant to Section 2.03(a). Neither new or additional matters nor Resolved Matters shall be submitted to the Closing Statement Arbitrator. The Closing Statement Arbitrator shall have the authority to select the highest value for any disputed amount claimed by a disputing party, the lowest value for any disputed amount claimed by a disputing party, or any value in between such highest and lowest value, and no other value. The Closing Statement Arbitrator shall base its decision solely on information submitted by Seller and Buyer and this Agreement and not upon independent review. Any hearing shall be conducted on a confidential basis and concluded within thirty (30) days of the initial hearing date unless otherwise agreed by Seller and Buyer. The Closing Statement Arbitrator shall render a decision resolving the matters in dispute within five (5) Business Days after the conclusion of the hearing, unless the parties reach agreement prior thereto and withdraw the dispute from arbitration. The Closing Statement Arbitrator shall provide to the parties explanations in writing of the reasons for its decisions regarding the Final Closing Statement and any disputed amounts set forth therein. Within two (2) Business Days after rendering its decision, the Closing Statement Arbitrator shall issue a revised Final Closing Statement reflecting such decisions, which shall be aggregated with the Resolved Matters and, collectively, they shall be the Final

Closing Statement for purposes of this Agreement and shall be final and binding on the parties.

(c) Expenses. The fees and disbursements of Buyer’s independent advisors incurred in connection with the procedures performed with respect to the Final Closing Statement, the resolution of any Notice of Disagreement and their participation in any arbitration shall be borne by Buyer. The fees and disbursements of Seller’s independent advisors incurred in connection with the preparation of any Notice of Disagreement, the resolution of any Notice of Disagreement and their participation in any arbitration shall be borne by Seller. The other costs of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) shall be borne by Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the dollar amount of disputed items lost by Seller, on the one hand, or Buyer, on the other hand, bears to the total dollar amount in dispute resolved by the Closing Statement Arbitrator.

(d) Exclusive Remedy. The procedures set forth in this Section 2.03 are the exclusive remedy for any disputes relating in any way to the Working Capital Adjustment, the computation thereof, the Final Closing Statement or any information set forth in or referred to in the Final Closing Statement, except Fraud. Except as set forth in the last sentence of Section 4.05, no representations or warranties of any kind, express or implied, are made with respect to and no claim for indemnification pursuant to Article IX may be made based, directly or indirectly, on the Working Capital Adjustment, the computation thereof, the Final Closing Statement or any information set forth in or referred to in the Final Closing Statement.

ARTICLE III

CONDITIONS TO CLOSING; CLOSING

Section 3.01 Conditions to Obligations of each Party. The obligations of each party to consummate the Transactions shall be subject to the fulfillment (or where legally permissible, the waiver by such party) at or prior to the Closing of each of the following conditions:

(a) No Adverse Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or requiring any of the Transactions to be rescinded following completion thereof.

(b) Antitrust Approvals. The waiting periods and Consents of Antitrust Authorities applicable to the consummation of the Transactions (but only to the extent set forth in Section 6.06(a) of the Disclosure Schedules) shall have expired, been terminated or been obtained, as applicable.

(c) Other Governmental Approvals. The parties shall have received all other Consents and actions of or by Governmental Authorities (other than as set forth in Section 3.01(b)) that are necessary to consummate the Transactions, other than those as to which the failure to have been received would not have, individually or in the aggregate, a Material Adverse Effect (in the case of Seller) or a material adverse effect on Buyer’s ability to consummate the Transactions (in the case of Buyer).

Section 3.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The Designated Representations made by the Seller (i) shall be true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same effect as though made at and as of the Closing Date, in each case, without giving effect to any Schedule Supplements. The other representations and warranties of Seller contained in Article IV (i) shall be true and correct as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), after giving effect to any Schedule Supplements permitted by Section 6.03, except, where the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all “Material Adverse Effect” qualifications and other non-monetary materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Covenants and Agreements. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there has not been any Material Adverse Effect.

(d) Seller Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) the Seller Closing Certificate, dated the Closing Date, signed by a duly authorized executive officer of Seller on behalf of Seller;

(iii) written resignations of such directors and officers of each Acushnet Company as shall be specified in writing no later than five (5) Business Days prior to Closing by Buyer to Seller;

(iv) the minute books, stock ledgers, stock certificates and stock transfer books of each Acushnet Company to the extent such books, certificates and ledgers are in the possession of Seller;

(v) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2); and

(vi) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

Section 3.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The Designated Representations made by the Buyer (i) shall be true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same effect as though made at and as of the Closing Date. The other representations and warranties of Buyer contained in Article V (i) shall be true and correct as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except where the failure of any such representations and warranties to be true and correct does not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the Transactions (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all material adverse effect qualifications and other non-monetary materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Covenants and Agreements. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) the Base Purchase Price amount (as adjusted pursuant to Section 2.02(a)) by wire transfer of immediately available funds as provided in Section 2.02(c);

(ii) the Buyer Closing Certificate, dated as of the Closing Date, signed by a duly authorized executive officer of Buyer on behalf of Buyer;

(iii) to the extent obtained prior to the Closing Date, full and unconditional releases, in form and substance satisfactory to Seller, in its sole discretion, of Seller and its Affiliates with respect to any Liabilities under any Seller Support Agreement; and

(iv) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

Section 3.04 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, commencing at 10:00 a.m., local time, on the last Business Day of the month during which the fifth (5th) Business Day after the date on which the last of the conditions to Closing set forth in this Article III (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived, occur, or at such other place and/or at such other time and/or on such other date as Seller and Buyer may mutually agree upon in writing. The Closing shall be deemed effective at the close of business (at the Company’s principal executive office) on the Closing Date, subject to the other provisions of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in the event that the last of the conditions to Closing set forth in this Article III (other than any such conditions which by their terms are not capable of being satisfied until the Closing) is satisfied or waived between July 22, 2011 and July 31, 2011, then the Closing shall occur on August 31, 2011 or on such other date as Seller and Buyer may mutually agree upon in writing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 4.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the Transactions have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 Organization, Authority and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of the Company have previously been made available to Buyer in the Data Room.

(b) Each Subsidiary of the Company (each a “Company Subsidiary”) is an entity described in Section 4.03(a) of the Disclosure Schedules, duly organized, validly existing and in good standing (in such jurisdictions that have such a classification) under the Law of its jurisdiction of incorporation or organization, and has all necessary corporate or equivalent power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Company Subsidiary is duly licensed or qualified to do business and is in good standing (in such jurisdictions that have such a classification) in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of each Company Subsidiary have previously been made available to Buyer in the Data Room.

Section 4.03 Capitalization; Title.

(a) The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, par value $1.00, of which one thousand (1,000) shares are issued and outstanding. Except for the Shares, there are no Equity Interests of the Company issued or outstanding. The Shares have been duly authorized, validly issued, fully paid, are non-assessable and were not issued in violation of any rights of first refusal, preemptive or anti-dilutive rights, options, warrants, calls or subscriptions or similar rights or Contracts or any applicable securities Laws. There are no outstanding Contracts (including options, warrants, rights or convertible securities) obligating the Company to sell, issue, repurchase or redeem any Equity Interests of the Company.

(b) Seller owns all of the Shares beneficially and of record, free and clear of Liens other than the types of Liens described in subsection (i), (iii) and (vi) of the definition of Permitted Liens. There are no voting trusts, stockholder agreements, proxies or other Contracts (other than this Agreement) in effect with respect to the voting or transfer of any of the Shares.

(c) Section 4.03(c) of the Disclosure Schedules lists each Company Subsidiary and sets forth for each such Company Subsidiary: (i) its name and jurisdiction of formation; (ii) its authorized Equity Interests; (iii) its issued and outstanding Equity Interests; and (iv) the record holder or holders of its outstanding Equity Interests. Except as set forth in Section 4.03(c) of the Disclosure Schedules, the Company does not own, or have any interest in, any Equity Interests in any other Person other than another Acushnet Company. Except as set forth in Section 4.03(c) of the Disclosure Schedules, all of the issued and outstanding Equity Interests of each Company Subsidiary (i) are owned beneficially and of record either by the Company or by another Company Subsidiary, (ii) are free and clear of Liens other than the types of Liens described in subsection (i), (iii) and (vi) of the definition of Permitted Liens, (iii) have been duly authorized and validly issued, (iv) to the extent required by applicable Law governing the organization of such Company Subsidiary, are fully paid, (v) are either non-assessable or not subject to an obligation to make additional capital contributions, subscription payments or similar payments by a holder of such Equity Interests, as such, to the Company Subsidiary in respect of such Equity Interests under the applicable Law or Organizational Documents governing the organization of such Company Subsidiary, (vi)

were not issued in violation of any rights of first refusal, preemptive or anti-dilutive rights, options, warrants, calls or subscriptions or similar rights or Contracts. Except as set forth in Section 4.03(c) of the Disclosure Schedules, there are no outstanding Contracts (including options, warrants, rights or convertible securities) obligating the Company or any Company Subsidiary to sell, issue, repurchase or redeem any Equity Interests of any Company Subsidiary.

Section 4.04 No Conflicts; Consents.

(a) The execution, delivery and performance by Seller of this Agreement, and the consummation of the Transactions do not and will not: (i) result in a violation or breach of any provision of the Organizational Documents of Seller or any Acushnet Company; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any Acushnet Company; or (iii) except as set forth in Section 4.04(a) of the Disclosure Schedules, require the Consent, notice or other action by any Third Party (other than any Governmental Authority) under, result in a violation or breach of, or constitute a Default under any Material Contract, except in the cases of clauses (ii) and (iii), where the violation, breach, Default, or failure to give notice or obtain Consent or other action by any such Third Party would not have, individually or in the aggregate, a Material Adverse Effect.

(b) No material Consent, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Acushnet Company in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the Transactions, except for such filings as may be required (i) under Antitrust Laws and (ii) as set forth in Section 4.04(b) of the Disclosure Schedules (assuming for this purpose the accuracy of Buyer’s representation in Section 5.03).

Section 4.05 Financial Statements. Copies of the Company’s audited financial statements consisting of the balance sheet of the Company and its consolidated Subsidiaries as of December 31, in each of the years 2010, 2009 and 2008, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2011 and the related statement of income for the three month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes. The Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the respective dates they were prepared and the results of their operations and their cash flows for the periods indicated. The Base Working Capital Amount was calculated in strict accordance with the methodologies set forth on Section 1.01(d) of the Disclosure Schedules.

Section 4.06 No Undisclosed Liabilities. To Seller’s Knowledge, none of the Acushnet Companies has any material Liabilities that would be required under GAAP to be reflected or reserved against in a balance sheet of the applicable Acushnet Company, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements (including the notes thereto), (b) Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2011, and (c) Liabilities disclosed in the Disclosure Schedules.

Section 4.07 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 4.07 of the Disclosure Schedules, from March 31, 2011 until the date of this Agreement, the Company has operated in the ordinary course of business consistent with past practice in all material respects, and since March 31, 2011 no event, circumstance or condition has occurred that has a Material Adverse Effect.

Section 4.08 Taxes. Except as set forth in Section 4.08 of the Disclosure Schedules:

(a) All material Tax Returns required to have been filed on or before the date of this Agreement by, with respect to or on behalf of each Acushnet Company have been timely filed, taking into account extensions obtained in the normal course (all of which are set forth in Section 4.08(a) of the Disclosure Schedules), in accordance with applicable Law;

(b) All Tax Returns referred to in Section 4.08(a) were, at the time filed or, if applicable, amended, and remain correct and complete in all material respects;

(c) All Taxes shown to be due on the Tax Returns referred to in Section 4.08(a) have been timely paid;

(d) Each of Seller and each Acushnet Company has timely paid and withheld (and timely paid over any withheld amounts to the appropriate tax authority) all material Taxes required to be paid or withheld by or with respect to each Acushnet Company, whether or not shown to be payable on any Tax Returns;

(e) There are no Liens with respect to any material Taxes of any Acushnet Company except for Permitted Liens;

(f) No statute of limitations in respect of Taxes of or with respect to any Acushnet Company has been waived, which waiver is currently in effect. No Acushnet Company has agreed to any extension of time with respect to any Tax assessment or deficiency;

(g) Section 4.08(g) of the Disclosure Schedules sets forth, as of the date of this Agreement, the most recent examination of the Tax Returns filed during the five (5) years preceding the date of this Agreement relating to federal, state, local and foreign income Taxes by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign taxing authority;

(h) No issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in Section 4.08(a) are pending;

(i) All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 4.08(a) by any Governmental Authority have been paid in full;

(j) No audit, other administrative proceeding or judicial proceeding is pending, or threatened in writing, that involves any material Tax or Tax Returns with respect to any Acushnet Company;

(k) No claim has been made in writing during the five (5) years preceding the date of this Agreement, by any Governmental Authority in a jurisdiction where an Acushnet Company does not file Tax Returns that such Acushnet Company is or may be subject to taxation by that jurisdiction;

(l) Seller has made available to Buyer true and correct copies of all of the Tax Returns and pro-forma Tax Returns of each Acushnet Company for the three (3) Tax years immediately preceding the date of this Agreement;

(m) None of the Acushnet Companies has liability under Treasury Regulation § 1.1502-6 or any similar provision of foreign, state or local Law for the Taxes of any other person except with respect to Taxes of Seller Tax Group;

(n) None of the Acushnet Companies has agreed to, nor has any taxing authority required any of the Acushnet Companies to make, any adjustments of a type which is not reflected on previously filed income Tax Returns of the Acushnet Companies which will take effect in taxable years (or portions thereof) following the Closing Date pursuant to Sections 481(a) or 482 of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by it or any other relevant party or by reason of any intercompany transactions, and, to the Knowledge of Seller, neither the IRS nor any other Tax authority has proposed any such adjustment or change in accounting method, nor does any Acushnet Company have any application pending with any Governmental Authority requesting permission for any changes in accounting methods as of the date of this Agreement;

(o) No Acushnet Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock that was intended to qualify for tax-free treatment under Section 355(a) or Section 361 of the Code and that occurred during the two (2) years prior to the date of this Agreement;

(p) No Acushnet Company has been a party to a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4;

(q) None of the Acushnet Companies has executed any currently effective closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local or foreign Law. None of the Acushnet Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year or period that begins after the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.;

(r) All Tax sharing or Tax allocation agreements or arrangements, if any, relating to any Acushnet Company (other than this Agreement) have been (or as of the Closing will have been) terminated and no Acushnet Company will have liability thereunder on or after the Closing Date;

(s) The consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in a nondeductible expense to any Acushnet Company pursuant to Section 280G of the Code or an excise tax to any shareholder or employee of any Acushnet Company pursuant to Section 4999 of the Code;

(t) The Company has not subjected any amount under any Company Benefit Plan to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. None of the Acushnet Companies has any written contractual obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code;

(u) None of the Acushnet Companies is subject to any Contract that would reasonably be expected to result, individually or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign income tax law); and

(v) The representations and warranties set forth in this Section 4.08 are Seller’s sole and exclusive representations and warranties regarding Tax matters. The representations and warranties in this Section 4.08, other than Section 4.08(n), Section 4.08(q), Section 4.08(r), Section 4.08(s) and Section 4.08(t), refer only to the past activities of the Acushnet Companies and are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any tax period (or portion thereof) beginning after, or any tax position taken after, the Closing Date.

Section 4.09 Intellectual Property.

(a) Section 4.09(a) of the Disclosure Schedules sets forth all patents, patent applications, trademarks, trademark registrations and pending applications for registration, copyrights, copyright registrations and pending applications for registration and internet domain name registrations (the “Company Intellectual Property”). The Acushnet Companies have all right, title and interest to all Company Intellectual Property that is purported to be owned by the Acushnet Companies and a valid license, lease or right to use any Company Intellectual Property that is not owned by the Acushnet Companies but otherwise used in their respective businesses, in each case, free and clear of any Liens other than Permitted Liens. Except as set forth in Section 4.09(a) of the Disclosure Schedules, to the Knowledge of the Seller, none of Company Intellectual Property is subject to any material restriction or limitation on the use, transfer or licensing of any Company Intellectual Property.

(b) Except as set forth in Section 4.09(b) of the Disclosure Schedules, to Seller’s Knowledge: (i) neither the Acushnet Companies’ ownership or use of the Company Intellectual Property nor the conduct by any Acushnet Company of its business as currently conducted infringes, violates or misappropriates any valid and enforceable Intellectual Property of any Person or constitutes unfair competition or trade practices under any Laws, (ii) neither Seller nor any Acushnet Company has received written notice from any Person alleging any infringement, violation or misappropriation of the Intellectual Property of any Person or unfair competition or trade practice and (ii) to the Knowledge of Seller, no Person is infringing, violating or misappropriating any Company Intellectual Property.

(c) The representations and warranties set forth in this Section 4.09 are Seller’s sole and exclusive representations and warranties regarding Intellectual Property matters.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Disclosure Schedules lists each of the following types of Contracts in effect as of the date of this Agreement to which any Acushnet Company is a party or by or to which its assets are bound or subject, in each case, that may remain outstanding after the Closing (after giving effect to Section 6.07):

(i) any Contract (including, without limitation, any manufacturing, distribution, sales agency, supplier or customer Contract) involving aggregate consideration paid or payable by or to any Acushnet Company in excess of $500,000 in any consecutive twelve (12) month period;

(ii) any Contract that relates to the sale of any assets or Equity Interests of any Acushnet Company, other than inventory sold in the ordinary course of business;

(iii) any Contract that relates to the acquisition of any business, a material amount of Equity Interests or assets of any Third Party (whether by merger, sale of stock, sale of assets or otherwise) or any Real Property involving amounts in excess of $500,000;

(iv) any Contract evidencing Indebtedness that is in excess of $500,000 or will not be repaid on or prior to the Closing Date;

(v) any Contract between or among any Acushnet Company, on the one hand, and Seller or any Affiliate, director or officer of Seller (other than any Acushnet Company), on the other hand;

(vi) any collective bargaining Contracts or Contracts with any labor organization, union or association;

(vii) any partnership, joint venture or similar Contract with a Third Party;

(viii) any Contract containing a covenant not to compete or that impairs in any material respect the ability of any Acushnet Company to freely conduct its business in any geographic area or in any line of business or any Contract containing a covenant not to solicit the customers or employees of any other Persons;

(ix) any Contract that imposes exclusive dealing obligations on any Acushnet Company;

(x) any Contract that imposes confidentiality obligations or standstill obligations on any Acushnet Company or on any other Person for the benefit of any Acushnet Company other than confidentiality obligations arising in the ordinary course of business;

(xi) any Contract that is an Affiliate Contract; and

(xii) any Contract pursuant to which any Acushnet Company (A) has acquired the right to use any material Company Intellectual Property, other than software and other Intellectual Property that is generally commercially available and was purchased or licensed for less than $500,000, or (B) has granted to any Third Party any material license or sublicense to use any material Company Intellectual Property.

(b) Except as set forth in Section 4.10(a) of the Disclosure Schedules, (i) each Material Contract (A) constitutes a valid and binding obligation of the Acushnet Company party thereto, (B) assuming such Material Contract is a legal, valid and binding obligation of and enforceable against the other parties thereto in accordance with its terms, is enforceable against each Acushnet Company party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and (C) to the Knowledge of Seller, is in full force and effect and (ii) none of the Acushnet Companies nor, to the Knowledge of Seller, any counterparty thereto, is in material breach of, or in Default under, any Material Contract.

Section 4.11 Title to Assets; Real Property.

(a) Each Acushnet Company has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and assets reflected in the Audited Financial Statements or material Real Property or material tangible personal property and assets acquired after the Balance Sheet Date, in each case, which such Acushnet Company purports to own or lease, as the case may be, other than (i) Real Property or other properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, (ii) such defects of title or leasehold interests as do not have a Material Adverse Effect, and (iii) as set forth in Section 4.11(a) of the Disclosure Schedules. All such properties and assets are free and clear of Liens except for Permitted Liens.

(b) Section 4.11(b) of the Disclosure Schedules lists, as of the date of this Agreement: (i) the street address of each parcel of owned Real Property; and (ii) for each Lease of Real Property involving total annual payments to or by any Acushnet Company of at least $500,000, (x) the Lease, (y) the lessee and lessor under the Lease and (z) the street address of each parcel of leased Real Property subject to such Lease.

Section 4.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, as of the date of this Agreement, there are no material actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by any Acushnet Company affecting any of its properties or assets in any material respect (or by or against Seller or any Affiliate thereof (other than any Acushnet Company) and relating to any Acushnet Company).

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedules, as of the date of this Agreement, there are no material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Acushnet Company or any of its properties or assets in any material respect.

Section 4.13 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedules, (i) no Acushnet Company has received any written notice of any material violation of Laws applicable to it or its business or assets (including, without limitation, any and all Laws relating to export control and trade embargoes) that has not been cured, waived or otherwise settled and (ii) since January 1, 2008, each Acushnet Company has been and is currently in material compliance with all material Laws applicable to it or its business, properties or assets (including, without limitation, any and all Laws relating to export control and trade embargoes).

(b) Except as set forth in Section 4.13(b) of the Disclosure Schedules, all material Permits required for each Acushnet Company to conduct its business as currently conducted have been obtained by it and are valid and in full force and effect.

(c) None of the representations and warranties contained in Section 4.13 shall be deemed to relate to environmental matters (which are governed exclusively by Section 4.14), employee benefits matters (which are governed exclusively by Section 4.15), employment matters (which are governed exclusively by Section 4.16), Tax matters (which are governed exclusively by Section 4.08) or Intellectual Property matters (which are governed exclusively by Section 4.09).

Section 4.14 Environmental Matters.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedules, to the Knowledge of Seller, each Acushnet Company is and, since January 1, 2006, has been in compliance with all Environmental Laws applicable to it in all material respects.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, neither Seller nor any Acushnet Company has received from any Person any written notice of a material Environmental Claim which either remains pending or unresolved, or is the source of material ongoing obligations or requirements, nor to Seller’s Knowledge, is any material Environmental Claim threatened in writing.

(c) Each Acushnet Company has, and is in material compliance with, all material Environmental Permits (each of which is disclosed in Section 4.14(c) of the Disclosure Schedules) that are required, as of the date of this Agreement, for the ownership, lease, operation or use of its business or assets in the manner in which they are currently owned or operated.

(d) Except as set forth in Section 4.14(d) of the Disclosure Schedules, to the Knowledge of Seller, there has been no material Release of Hazardous Materials by any Acushnet Company or from or on (i) any of the Real Property currently owned, operated or leased by any Acushnet Company (ii) any real property previously owned, operated or leased by any Acushnet Company for which any Acushnet Company has an outstanding or unresolved material Liability. To the Knowledge of Seller, none of the Real Property is subject to an Environmental Lien.

(e) Except as set forth in Section 4.14(e) of the Disclosure Schedules, to the Knowledge of Seller, none of the Acushnet Companies has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released any Hazardous Materials in such a manner as has given or would give rise to any material Liability pursuant to CERCLA or any other Environmental Laws at any property other than the Real Property.

(f) Except as set forth in Section 4.14(f) of the Disclosure Schedules or the Environmental Reports (as defined below), to the Knowledge of Seller, there are no underground or above ground storage tanks at the Real Property.

(g) Except as set forth in Section 4.14(g) of the Disclosure Schedules, to the Knowledge of Seller, none of the Acushnet Companies has, either expressly or by operation of Law, assumed or undertaken any material Liability that is currently outstanding or unresolved for any other Person relating to Environmental Laws, including any obligation for corrective or remedial action.

(h) Seller has previously made available to Buyer in the Data Room all material environmental reports, site assessments and other similar documents with respect to the environmental condition of (i) any currently owned, operated or leased Real Property and (ii) any other Real Property owned, operated or leased by any Acushnet Company, in each case, which (x) have been prepared within ten (10) years prior to the date of this Agreement, (y) are in the possession or control of Seller or the Acushnet Companies and (z) are not subject to a claim or legal privilege (“Environmental Reports”).

(i) The representations and warranties set forth in this Section 4.14 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.15 Employee Benefit Matters.

(a) Seller has delivered to Buyer or made available to Buyer in the Data Room copies or summaries of: (i) all “employee benefit plans” as defined in Section 3(3) of ERISA, and (ii) each other material incentive, stock option or other equity-based compensation, employment, vacation or other leave, change in control, retention, severance, deferred compensation and other benefit plans, programs and agreements, in each case established or maintained by any of the Acushnet Companies or Seller as to which any of the Acushnet Companies or Seller contributes or is obligated to contribute for the benefit of any of the Company Employees as of the date of this Agreement (collectively, the “Company Benefit Plans”). Section 4.15(a) of the Disclosure Schedules sets forth a list of the Company Benefit Plans. In addition, to the extent applicable to a Company Benefit Plan, Seller has made available to Buyer (i) the three most recent Annual Reports (Form 5500 series); (ii) the current summary plan description and any material modifications thereto; (iii) the three most recent financial reports; (iv) the two most recent actuarial reports; and (v) the most recent determination letter from the IRS. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such determination letter from the IRS. All benefits, contributions and premiums required by and due under the terms of each Company Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Company Benefit Plan and the terms of all applicable Laws. No Company Benefit Plan has unfunded Liabilities that are required by GAAP to be disclosed in the Financial Statements and that will not be offset by insurance or are not fully accrued on the Financial Statements.

(b) With respect to each Company Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Acushnet Companies to a Tax under Section 4971 of the Code or the assets of the Acushnet Companies to a lien under Section 430(k) of the Code.

(c) Each Company Benefit Plan has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code in all material respects.

(d) Except as set forth in Section 4.15(d) of the Disclosure Schedules, the Acushnet Companies have not: (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation; or (ii) engaged in any transaction which would give rise to a Liability of the Acushnet Companies or Buyer under Section 4069 or Section 4212(c) of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Company Benefit Plan, and no condition exists that would be expected to result in such proceedings being instituted. No Company Benefit Plan is a multi-employer plan as defined in Section 3(37) of ERISA.

(e) Except as set forth in Section 4.15(e) of the Disclosure Schedules, (i) there are no pending claims, or to the Knowledge of Seller threatened claims, by or on behalf of any Company Employee under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) and (ii) to the Knowledge of Seller, no Company Benefit Plan is under an examination or audit by a Governmental Authority.

(f) Each Company Benefit Plan sponsored, maintained or contributed to under the Law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) has been separately identified in Section 4.15(a) of the Disclosure Schedules. Each Foreign Plan is in compliance with all provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, and such Foreign Plan has been administered in all respects at all times in accordance with its terms and in material compliance with applicable Laws, other than any non-compliance that does not have a Material Adverse Effect. There are no pending investigations by any Governmental Authority involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, and the consummation of the Transactions will not by itself create or otherwise result in any Liability with respect to such Foreign Plan. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements.

(g) The representations and warranties set forth in this Section 4.15 and Section 4.08(s) are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.16 Employment Matters.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, as of the date of this Agreement, no Acushnet Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any Company Employees. Since January 1, 2008, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any of the Acushnet Companies.

(b) Each Acushnet Company is in compliance with all applicable Laws pertaining to employment and employment practices, except to the extent non compliance does not have a Material Adverse Effect. Except as set forth in Section 4.16(b) of the Disclosure Schedules, or as does not have a Material Adverse Effect, as of the date of this Agreement, there are no actions, suits, claims, investigations or other legal proceedings against any Acushnet Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Acushnet Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment-related matter arising under applicable Laws.

(c) The representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 4.17 Brokers. Except for Morgan Stanley & Co. Incorporated and its Affiliates, as to which Seller shall be solely responsible, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

Section 4.18 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any Acushnet Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Acushnet Companies furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum dated February 2011) and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Transactions or as to the future revenue, profitability or success of any of the Acushnet Companies, or any representation or warranty of any kind, express or implied, arising under any Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller as follows:

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents.

(a) The execution, delivery and performance by Buyer of this Agreement, and the consummation of the Transactions do not and will not: (i) result in a violation or breach of any provision of the Organizational Documents of Buyer; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the Consent, notice or other action by any Third Party (other than any Governmental Authority) under, result in a violation or breach of, constitute a Default under, any material agreement to which Buyer is a party, except in the cases of clauses (ii) and (iii), where the violation, breach, Default, or failure to give notice or obtain a Consent or other action by any such Third Party would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

(b) No Consent, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such filings as may be required under the Antitrust Laws and such Consents, Permits, Governmental Orders, declarations, filings or notices which the failure to obtain or make, individually or in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

Section 5.03 Investment Purpose. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act (or the securities or blue sky Laws of any other jurisdiction), and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to any applicable state or foreign securities Laws. Buyer is an Accredited Investor (within the meaning of Regulation D under the Securities Act), is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Shares.

Section 5.04 Brokers. Except for Nomura Financial Investment (Korea) Co., Ltd. and The Korea Development Bank, as to which Buyer shall be solely responsible, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 5.05 Funding. Buyer has received and delivered to Seller the Commitment Letter providing for the financing as described therein (the “Financing”), subject to the terms and conditions set forth in the Commitment Letter. The Financing contemplated by the Commitment Letter, together with the equity investment in Buyer, shall, at the Closing, provide Buyer with sufficient funds to enable Buyer to make payment of the Purchase Price and consummate the Transactions. The Commitment Letter is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The obligations of the financing sources to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. No event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letter by Buyer. Buyer has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letter not being satisfied or (ii) the funding contemplated in the Commitment Letter not being made available to Buyer on a timely basis in order to consummate the Transactions.

Section 5.06 Legal Proceedings. Except as set forth in Section 5.06 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acushnet Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Acushnet Companies for such purpose. In making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

ACTIONS PRIOR TO THE CLOSING DATE

Buyer and Seller shall take the following actions between the date of this Agreement and the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with Article X:

Section 6.01 Access to Information.

(a) Seller shall, and shall cause each Acushnet Company to, afford Buyer and its authorized Representatives reasonable access during normal business hours, upon reasonable advance notice, and subject to reasonable security and safety restrictions: (i) the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Acushnet Companies; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acushnet Companies as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Seller and the Acushnet Companies to cooperate reasonably with Buyer in its investigation of the Acushnet Companies; provided, however, that:

(i) neither Seller nor any Acushnet Company shall be required to violate any obligation of confidentiality, under Contract or Law, to which it is subject or to waive any privilege that it may possess in discharging its obligations pursuant to this Section 6.01;

(ii) neither Seller nor any Acushnet Company shall be required to furnish or otherwise make available to Buyer (or its Representatives):

(A) customer specific data or competitively sensitive information relating to areas of the business of Seller and the Acushnet Companies in which Buyer or its Affiliates compete against Seller or any of its Affiliates (including any Acushnet Company) other than financial and other non-customer specific or non-competitively-sensitive information concerning the prospective financial or commercial impact of new product developments;

(B) any documents or other materials containing or otherwise embodying any sensitive Trade Secret, tour pro Contract or technical data concerning its products without Buyer’s specific reaffirmation of its confidentiality obligations with respect thereto;

(C) any documents or other materials that would require the collection, compilation, analysis, presentation or furnishing of information that is not in the ordinary course of business of Seller or any Acushnet Company or otherwise currently collected or currently complied, analyzed, presented or furnished to management of Seller or any Acushnet Company;

(D) any documents or other materials containing or otherwise embodying any information that Seller determines could violate any Laws, including any Antitrust Laws and any Laws restricting the disclosure of personal information or similar privacy Laws of any jurisdiction;

(E) any information that relates to any other aspect of Seller’s business other than its ownership of the Shares of the Company or the operation of the businesses of the Acushnet Companies;

(iii) Buyer (and its Representatives) shall have no access to any employees, customers, distributors, sponsored tour pros or suppliers of Seller, the Acushnet Companies or any Affiliate of Seller or the Acushnet Companies without Seller’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) All requests for information or access pursuant to this Section 6.01 shall be submitted or directed exclusively to Walter R. Uihlein, Patrick J. Koley or William C. Burke and, without the prior approval of either of such individuals (which approval may be either specific or general and which approval shall not be unreasonably withheld, delayed or conditioned), Buyer shall not initiate, or cause to be initiated, communication with any employee, customer, distributor, sponsored tour pros or supplier of Seller, the Acushnet Companies or any Affiliate of Seller or the Acushnet Companies to the extent such communication is related to Seller or any of its Affiliates (including the Acushnet Companies). In the event that Buyer delivers a request for information or access to Walter R. Uihlein, Patrick J. Koley or William C. Burke and Buyer does not receive a response within five (5) Business Days following such delivery, Seller shall be deemed to have approved such request.

(c) Seller shall have the right to require that one or more Representatives of Seller participate in any such approved communication.

(d) Any action taken by Buyer pursuant to this Section 6.01 shall be done in such a manner as not to interfere with the operations of Seller or any of its Affiliates (including the Acushnet Companies).

(e) Until the Closing, all information obtained by Buyer (or its Representatives) pursuant to this Section 6.01 shall be “Information” as defined in and held subject to the Confidentiality Agreement.

Section 6.02 Notifications.

(a) Seller shall promptly advise Buyer in writing of any actions, events or circumstances of which it has knowledge that would reasonably be expected to have a Material Adverse Effect or that would reasonably be expected to have a material adverse impact on the Acushnet Companies’ financial statements, budgets or forecasts.

(b) Each party shall promptly notify the other party (i) of any breach or Default by such party of any representation, warranty or covenant of such party contained in this Agreement and (ii) of any Action that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of the Transactions.

(c) Each party shall promptly notify the other party of any matter that would have been listed in Section 4.12 or Section 5.06 of the Disclosure Schedules, if such matter had arisen prior to the date of this Agreement.

(d) If, in the course of taking any action permitted by Section 6.01, either party (or its Representatives) discovers any breach by the other party of any representation, warranty or covenant contained in this Agreement, or any circumstance or condition that upon Closing would constitute such a breach by such other party, the discovering party will promptly inform such other party of such breach, circumstance or condition; provided, however, that, except as contemplated by Section 9.04(j), the discovering party’s failure to so inform such other party shall not be deemed to constitute a breach of this Agreement and shall not terminate, modify or otherwise affect the discovering party’s rights under this Agreement with respect to the applicable breach including, without limitation, under Article IX.

Section 6.03 Supplement to Disclosure Schedules. Seller shall have the right (but not the obligation) to supplement or amend (or amend and restate) the Disclosure Schedules with respect to any circumstance, development, event, condition or other matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules for all purposes; provided, however, that if such circumstance, development, event, condition or other matter which is the subject of the Schedule Supplement constitutes or relates to something that would, without giving effect to the Schedule Supplement, cause any closing condition set forth in Section 3.02 not to be satisfied because any such circumstance, development, event, condition or other matter which is the subject of the Schedule Supplement, individually or in the aggregate, has a Material Adverse Effect, Buyer shall have the right to terminate this Agreement as provided in Section 10.01(c); provided, further, that if Buyer has the right to, but does not elect to terminate this Agreement, as provided in Section 10.01(c), then (x) Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter, (y) no Indemnity Claim may be made with respect to such matter by Buyer or any other member of the Buyer Group, any such claim being hereby irrevocably waived and released with respect to such matter, and (z) such matter shall be a permitted Schedule Supplement and shall not be a basis for Buyer to assert that any closing condition set forth in Section 3.02 has not been satisfied.

Section 6.04 Operations Prior to the Closing Date.

(a) Except (x) as set forth in Section 6.04(a) of the Disclosure Schedules, (y) as required by Law or (z) with the express written approval of Buyer, prior to the Closing Date, Seller shall, solely with respect to each Acushnet Company, and shall cause the Acushnet Companies to (i) conduct their respective businesses and operations in the ordinary course of business in all material respects, and (ii) use their commercially reasonable efforts, consistent with past business practice, to preserve the goodwill of the suppliers, distributors, contractors, licensors, employees, customers, Governmental Authorities and others having business relations with the Acushnet Companies.

(b) Except (x) as set forth in Section 6.04(b) of the Disclosure Schedules, (y) as required by Law, or (z) with the express written approval of Buyer, prior to the Closing Date, Seller will not, solely with respect to each Acushnet Company, and will cause each of the Acushnet Companies to not:

(i) amend the Organizational Documents of any Acushnet Company;

(ii) split, combine, redeem, repurchase or reclassify any Equity Interests (including the Shares) in any Acushnet Company;

(iii) issue, sell or otherwise dispose of any Equity Interests (including the Shares) in any Acushnet Company, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any such Equity Interests (including the Shares);

(iv) materially change any method of accounting or accounting practice of the Acushnet Companies, except as required by GAAP or as disclosed in the notes to the Audited Financial Statements or as Seller determines necessary or appropriate as part of its over-all financial reporting in response to comments of the Securities and Exchange Commission staff or otherwise;

(v) incur, assume or guarantee any Indebtedness in an aggregate amount exceeding $5 million, except unsecured current obligations and Liabilities incurred in the ordinary course of business, or incur, or suffer to exist, any Lien on the assets of the Acushnet Companies other than Permitted Liens;

(vi)(A) sell, lease, license or otherwise dispose of any material amount of assets or property (other than inventory), except pursuant to existing Contracts entered into in the ordinary course of business, or (B) sell, lease, license or otherwise dispose of any Equity Interests;

(vii) make any change in the compensation of any Company Employee other than (A) as required by any existing Company Benefit Plan or in the ordinary course of business or (B) changes planned as of the date of this Agreement, all of which are set forth in Section 6.04(b)(vii) to the Disclosure Schedules

(viii)(A) enter into any Contract with any Company Employee or (B) adopt, amend or modify any such Contract or Company Benefit Plan, the effect of which would materially increase the obligations of any Acushnet Company under such Contract or Company Benefit Plan;

(ix) acquire by merger, consolidation or amalgamation with, or by purchase of the assets or Equity Interests of, or by any other manner, any business or any Person or any division, assets or Equity Interests thereof;

(x) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xi) make any income Tax election (except for elections made in the ordinary course of business consistent with past practice), change any annual income Tax accounting period, amend any Tax return, settle or compromise any Tax liability, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case, if such item is material and related to any of the Acushnet Companies;

(xii) fail to maintain insurance coverage in a manner that is consistent with the insurance coverage maintained in respect of the business of Seller and its Affiliates (other than the Acushnet Companies);

(xiii) settle, release or forgive any material Action, claim or litigation or waive any material right with respect thereto;

(xiv) amend, terminate or waive any material right under any Material Contract or enter into any new Material Contract, except in the ordinary course of business;

(xv) materially amend any expenditure budget of any Acushnet Company, except in the ordinary course of business;

(xvi) alter, amend or otherwise change its collection policies with regard to accounts receivable, its payment practices with respect to its accounts payable, its production practices with respect to the level, mix and quality of its inventories or its historical practices with respect to the payment of expenses or Liabilities that are not Current Liabilities for the purposes of the Working Capital Adjustment; or

(xvii) make any agreement to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

Section 6.05 Commercially Reasonable Efforts; Consents of Third Parties; Governmental Approvals. Upon the terms and subject to the conditions set forth in this

Agreement, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including:

(a) the obtaining of all necessary actions or non-actions and Consents from Governmental Authorities and the making of all necessary registrations, filings and notifications, and the taking of all reasonable steps as may be necessary to obtain Consents from, or to avoid an Action by, any Governmental Authority; provided, however, that Section 6.06, and not this Section 6.05, shall apply in respect of any actions or non-actions, Consents, registrations, filings or notifications to be made pursuant to any Antitrust Laws with any relevant Antitrust Authority;

(b) the obtaining of all necessary Consents, approvals or waivers from Third Parties other than Governmental Authorities; provided, however, that Section 6.08 and not this Section 6.05, shall apply with respect to the Financing; provided, further, that Seller and Buyer shall each incur and bear one-half of any fees, costs or other financial accommodations to such Third Parties required to obtain the consents set forth on Section 6.05 of the Disclosure Schedules;

(c) the defending of any Action, whether judicial or administrative and whether initiated by a Governmental Authority or other Person, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed (excluding any Action by any Antitrust Authority, which shall be governed by Section 6.06); and

(d) the satisfaction of the closing conditions in Article III and the execution and delivery of any additional instruments necessary to consummate the Transactions.

Except for the incurrence of fees, costs and other financial accommodations incurred by Seller and Buyer to obtain the consents set forth on Section 6.05 of the Disclosure Schedules, no party shall be required to expend money (other than customary, filing, registration, recording or other fees, Taxes or other amounts payable to any Governmental Authority under applicable Law), commence or participate in any Action (except as expressly provided herein) or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with any actions referred to in clauses (a) - (d) of this Section 6.05.

Section 6.06 Antitrust Law Compliance.

(a) Buyer and Seller shall file with the applicable Antitrust Authority (i) the notifications and other information required to be filed under the HSR Act with respect to the Transactions not later than five (5) Business Days following the date of this Agreement and (ii) as promptly as practicable, such other filings as are required or advisable under any other applicable Antitrust Laws with each relevant Antitrust Authority, in each case, as identified in Section 6.06(a) of the Disclosure Schedules.

(b) Each party shall use commercially reasonable efforts to assure that all such filings by it or any of its Affiliates will be, as of the date filed, in material compliance with the requirements of applicable Antitrust Laws. Each party agrees to make available to the other party such information as each party may reasonably request in order to respond to information requests by any relevant Antitrust Authority under such Antitrust Law. Each party will supply each other with copies of all correspondence, filings and communications (or memoranda setting forth the substance thereof) between it or any of its Affiliates or their respective Representatives and each relevant Antitrust Authority (or members of their respective staffs) with respect to this Agreement or the Transactions, in each case sufficiently in advance of transmitting any such material to the relevant Antitrust Authority (or members of their respective staffs) to give such other party and its counsel reasonable time to review and provide comments thereon.

(c) In furtherance and not in limitation of the foregoing, Buyer and Seller shall use their commercially reasonable efforts to (i) respond to and comply with any request for information regarding the Transactions from any relevant Antitrust Authority, (ii) ensure the prompt expiration of any applicable waiting period and approval by any such relevant Antitrust Authority; provided, that Buyer may take any reasonable action to resist or reduce the scope of a Divestiture Action (as defined below) so long as it does not delay consummation of the Transaction beyond the Termination Date, and (iii) take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, under any applicable Antitrust Laws with each relevant Antitrust Authority, in each case, as identified in Section 6.06(a) of the Disclosure Schedules.

(d) Neither party shall initiate, or participate in any meeting or discussion with any Antitrust Authority with respect to any filings, applications, investigation, or other inquiry regarding the Transactions without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Antitrust Authority and Antitrust Laws, the opportunity to attend and participate (which, at the request of either party, shall be limited to outside antitrust counsel only); provided, however, that neither Seller nor Buyer shall engage in any communication with any

Antitrust Authority with respect to any proposed Divestiture Action without the consent of the other party.

(e) Notwithstanding anything herein to the contrary, Buyer shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Buyer or their respective Affiliates (other than Seller and its Affiliates that are not Acushnet Companies); (ii) terminating existing relationships, contractual rights or obligations of the Company or Buyer or their respective Affiliates; (iii) terminating any joint venture or other arrangement of the Company or Buyer or their respective Affiliates; (iv) creating any relationship, contractual rights or obligations of the Company or Buyer or their respective Affiliates, or (v) effectuating any other change or restructuring of the Company or Buyer or their respective Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing) (each a “Divestiture Action”) to ensure that (A) no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or takes other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transactions (“Antitrust Prohibition”) and (B) no relevant Antitrust Authority with the authority under the applicable Antitrust Laws set forth in Section 6.06(a) of the Disclosure Schedules to clear, authorize or otherwise Consent to the consummation of the Transactions, fails to do so by the Termination Date; provided, that any such Divestiture Action may, at the discretion of Buyer, be conditioned upon consummation of the Transactions. In the event that any Action is threatened or instituted challenging the Transactions as violating any Antitrust Law, Buyer shall take all action necessary, including any Divestiture Action to avoid or resolve such Action. In the event that any permanent or preliminary injunction or other order is entered, or becomes reasonably foreseeable to be entered, in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Buyer shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit consummation of the Transactions prior to the Termination Date. Seller shall reasonably cooperate with Buyer in resisting and reducing any Divestiture Action; provided, that such efforts to resist or reduce the scope of a Divestiture Action do not delay consummation of the Transaction beyond the Termination Date.

(f) Seller and Buyer and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary Consent of any Antitrust Authority under any Antitrust Law or the expiration of the required waiting period under any Antitrust Law;

provided, however, that Buyer may take any reasonable action to resist or reduce the scope of a Divestiture Action, so long as it does not delay consummation of the Transaction beyond the Termination Date.

(g) If any Divestiture Action agreed to by Buyer requires action by or with respect to any Acushnet Company or its or their businesses or assets, and such action would constitute a breach of this Agreement, Buyer hereby agrees to consent to the taking of such action by Seller or any Acushnet Company, and any such action may, at the discretion of Seller, be conditioned upon consummation of the Transactions.

Section 6.07 Indebtedness; Termination of Agreements; Release of Seller Support Agreements.

(a) At or prior to the Closing, Seller shall (i) discharge (or otherwise cause to be extinguished), and shall cause each of its Subsidiaries (including the Acushnet Companies) to discharge (or otherwise cause to be extinguished) any Indebtedness (other than Indebtedness referred to in clause (iv) or (vi) of such term) of any Acushnet Company (other than Indebtedness of any Acushnet Company owed to the Company or another Acushnet Company and guarantees of any such intercompany Indebtedness given by the Company or another Acushnet Company), (ii) obtain releases of any Liens on the Equity Interests (including the Shares) and assets of the Acushnet Companies associated with any such Indebtedness to be so discharged or extinguished, (iii) assume and pay all applicable costs, fees and penalties, including for prepayment or amendment, related to such discharge or extinguishment, (iv) make all necessary filings in connection therewith and (v) deliver the applicable payoff letters to Buyer in connection with such discharge or extinguishment. The Purchase Price shall be reduced by the amount of any and all Indebtedness (excluding Indebtedness referred to in clause (iv) and (vi) of such term) of the Acushnet Companies that is not so discharged or extinguished (without Liability to any Acushnet Company) prior to the Closing Date (such amount, the “Indebtedness Adjustment”).

(b) At or prior to Closing, except as set forth in Section 6.07(b) of the Disclosure Schedules, all Affiliate Contracts shall be terminated and shall be without any further force and effect, and there shall be no further obligations or Liabilities of any of the relevant parties thereunder. Buyer agrees to take (and to cause the Acushnet Companies to take) and Seller agrees to take (and to cause its Affiliates to take) any action following the Closing that would be required to give effect to the termination of all such Contracts.

(c) Prior to the Closing, except as set forth in Section 6.07(c) of the Disclosure Schedules, Seller shall use reasonable best efforts to settle in cash or otherwise cancel all Intercompany Accounts; provided, however, that failure to settle or otherwise cancel such Intercompany Accounts as of the Closing shall not constitute a breach of this Agreement and the only consequence and sole remedy for such failure shall be that any Intercompany Accounts not settled in cash or otherwise cancelled as of the Closing shall be deemed Current Assets or Current Liabilities, as applicable, and included in the computation of Working Capital; provided, further that, any Intercompany Accounts that have not been settled or canceled as of the Closing shall be paid at the time the Working Capital Adjustment is required to be paid in accordance with Section 2.02; provided, further, notwithstanding the immediately preceding proviso, in the event that the amount of the Working Capital Adjustment is determined to be zero in accordance with clause (B) of the definition of Working Capital Adjustment, (A) any Intercompany Accounts that are payables owed by the Acushnet Companies and that have not been settled or cancelled prior to the Closing shall be paid by Seller, without liability to Buyer or the Buyer Group, and (B) any Intercompany Accounts that are receivables owed to the Acushnet Companies and that have not been settled or cancelled prior to the Closing shall be cancelled, in each case, as of the date on which the Working Capital Adjustment would have been required to be paid pursuant to Section 2.02 if the Working Capital Adjustment was an amount other than zero.

(d) Notwithstanding anything contained in this Agreement to the contrary, Seller may, in its sole discretion, cause any of the Acushnet Companies to declare and pay dividends to any other Acushnet Company or to Seller at or prior to the Closing.

(e) Prior to the Closing, Buyer shall use reasonable best efforts (with the Seller’s assistance and cooperation) to (x) arrange for substitute performance bonds, security deposits, letters of credit, guarantees and other instruments to replace in all respects the Seller Support Agreements and (y) obtain from each creditor or other counterparty a full release of Seller or any of its Affiliates from all Liabilities under any Seller Support Agreement; provided, however, that failure to do so shall not constitute a breach of this Agreement or a failure to satisfy a condition to Closing and the only consequence and sole remedy for such failure shall be that the Buyer shall indemnify the Seller with respect to any Liabilities arising after the Closing Date under the applicable Seller Support Agreements.

Section 6.08 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter; and (z) consummate the Financing at or prior to Closing. Buyer will

(1) promptly furnish to Seller correct and complete copies of draft and executed versions of all such definitive agreements; provided, however, that such copies may have their economic terms redacted, and (2) use reasonable best efforts to provide Seller and its Representatives with reasonable access, upon Seller’s request, to Buyer’s financing sources. Buyer shall not amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would prevent or materially impair or delay the consummation of Transactions without the prior written consent of Seller.

(b) Buyer shall keep Seller informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give Seller prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly, and in any event within two (2) Business Days, if at any time (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Buyer in writing that such source no longer intends to provide financing to Buyer on the terms set forth therein, or (iii) for any reason Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein. Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of Seller, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter or any New Commitment Letter contemplated by any Alternate Financing referred to in Section 6.08(c).

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated or modified in a manner materially adverse to Buyer for any reason, Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (“Alternate Financing”) and to obtain, and, if obtained, will provide Seller with a copy of, a new financing commitment letter that provides for at least the same amount of financing as such Commitment Letter as originally issued, to the extent needed to fund the Purchase Price, and the Commitment Letter (the “New Commitment Letter”), in each case, on terms and conditions (including termination rights and funding conditions) no less favorable to Buyer than those included in the Financing and the Commitment Letter. To the extent applicable, Buyer shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; and (z) consummate the Alternate Financing at or prior to the Closing. In the event Alternate Financing is obtained and a New Commitment Letter is entered into, references in this Agreement to the Commitment Letter shall be deemed to refer to the New Commitment Letter, as applicable.

(d) Prior to the Closing, Seller shall, and shall cause its Affiliates, the Acushnet Companies and their respective directors, officers, employees, advisors, representatives or Affiliates to, at Buyer’s cost and expense, provide to the Buyer all cooperation reasonably requested by the Buyer in connection with obtaining the Financing or the Alternative Financing, as applicable; provided, however, that such cooperation does not materially interfere with the conduct or operation of the businesses of the Acushnet Companies; provided, that none of Seller, its Affiliates or their respective directors, officers, employees, advisors, representatives or Affiliates or the Acushnet Companies (prior to Closing) shall be required to pay any commitment or other fee, provide any security or incur any other Liability in connection with the Financing or the Alternative Financing. Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller, its Affiliates, the Acushnet Companies and their respective directors, officers, employees, advisors, representatives or Affiliates (including reasonable attorneys’ fees and costs) in connection with such cooperation. Buyer shall indemnify and hold harmless Seller, its Affiliates, the Acushnet Companies and their respective directors, officers, employees, advisors, representatives or Affiliates from and against any and all Damages suffered or incurred by any of them in connection with the arrangement of the Financing or the Alternative Financing, except to the extent it is judicially determined by a court of competent jurisdiction such Damages were caused by the gross negligence or intentional misconduct of Seller, its Affiliates, the Acushnet Companies and their respective directors, officers, employees, advisors, representatives or Affiliates.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Access to Information. In addition to the provisions of Section 7.02, for a period of six (6) years from and after the Closing Date, in connection with (a) the preparation of Tax Returns or (b) any claim, action, suit or demand asserted by a Third Party against Seller relating to the pre-Closing operation of any Acushnet Company, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Law and subject to any applicable privileges (including the attorney-client privilege) and confidentiality obligations under Contracts or applicable Laws which can not be waived, Buyer shall, and shall cause each Acushnet Company and Buyer’s Affiliates and their respective Representatives to, at the sole expense of Seller for all out-of-pocket costs and expenses, (i) afford the Representatives of Seller reasonable access, during normal business hours, to the offices, properties, books and records of Buyer and its Affiliates in respect of any Acushnet Company and (ii) make available to the Representatives of Seller the employees of Buyer and its Affiliates who are former employees of Seller (or, in the event of their unavailability or inadequate access to necessary information, such employees of Buyer or any Affiliate that possess such information) in respect of any Acushnet Company whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes.

Section 7.02 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of each Acushnet Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of each such Acushnet Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any Acushnet Company after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to any Acushnet Company and its operations for periods prior to the Closing to the extent such books and records were not in the possession or under the control of any Acushnet Company, or otherwise made available to Buyer, at the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) In addition to the retention and access provisions in Section 7.02(a) and Section 7.02(b), Seller and Buyer shall (and shall cause their respective Affiliates to) retain all books and records with respect to Taxes pertaining to each Acushnet Company for a period of at least six (6) years, or such longer period as may be required by any applicable statute of limitations (or other Law applicable to retention of Tax records), following the Closing Date, and for the avoidance of doubt, the business records pertaining to Acushnet GmbH will be retained for ten (10) years beginning the first day of the calendar year following the calendar year that includes the Closing Date. On or after the end of such period, Seller and Buyer shall (and shall cause their respective Affiliates to) provide the other party with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice may elect to take possession, at its own expense, of such books and records. If there is any conflict or inconsistency between the provisions of this Section 7.02(c), and Section 7.02(a) or Section 7.02(b), the provisions of this Section 7.02(c) shall control for books and records pertaining to Taxes (including the period of time set forth in this Section 7.02(c) for the retention of books and records pertaining to Taxes).

(d) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 7.02 where such access would violate any Law.

Section 7.03 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on December 31, 2012, Buyer shall and shall cause the Acushnet Companies to provide each Company Employee with the compensation and benefits in one or more of the following categories, as applicable, which are no less favorable, in the aggregate, to the compensation and benefits provided to such Company Employee immediately prior to the date of this Agreement: (i) base salary or hourly wages; (ii) annual target bonus opportunities; (iii) retirement and savings plan participation; (iv) stock option and other equity grants (comparable to those made by Seller in 2010) and other long-term cash incentive compensation; and (v) welfare benefits set forth on Section 4.15(a) of the Disclosure Schedules. Prior to the Closing, the parties shall discuss the maintenance or termination of the Acushnet Company Supplemental Retirement Plan and, following such discussion, Seller shall determine in good faith the post-Closing treatment of the Acushnet Company Supplemental Retirement Plan; provided, however, that no such treatment shall materially increase the Acushnet Companies obligations or Liabilities thereunder above the level of obligations and Liabilities included in financial projections of the Acushnet Companies previously provided to Buyer. Buyer also shall provide, and shall cause the Acushnet Companies to provide, welfare benefits during the period commencing on the Closing and ending not earlier than December 31, 2012 to former employees of the Acushnet Companies who are receiving any such benefits on the Closing Date and without reduction in the amount thereof. Buyer shall, and shall cause the Acushnet Companies to, maintain in force the long term cash incentive plans of the Acushnet Companies for the performance periods ending in 2011, 2012 and 2013, all of which are set forth in Section 4.15(a) of the Disclosure Schedule. In addition, the Buyer shall not, and shall cause the Acushnet Companies not to, terminate the Acushnet Company Executive Severance Plan and the Acushnet Company Salaried Severance Plan

for a period of eighteen (18) months following the Closing Date nor shall Buyer or the Acushnet Companies amend the Acushnet Company Executive Severance Plan and the Acushnet Company Salaried Severance Plan except in accordance with the terms thereof. No termination of the Acushnet Company Executive Severance Plan or the Acushnet Company Salaried Severance Plan shall adversely affect participants severed prior to such termination. After the Closing, Buyer shall, and shall cause each Acushnet Company to, comply in all material respects with the rules of each Governmental Authority regarding the Company Employees and the benefits that they are entitled to receive under applicable Law.

(b) Each Company Employee participating in the Fortune Brands, Inc. Retirement Savings Plan (“Seller 401(k) Plan”) shall cease accruing benefits under the Seller 401(k) Plan as of the Closing. Effective as of the Closing, Buyer shall, or shall cause an Affiliate to, have in effect a defined contribution plan, having terms and conditions determined by Buyer in its discretion, that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyer 401(k) Plan”) and each Company Employee who was participating in the Seller 401(k) Plan shall be eligible to become a participant in the Buyer 401(k) Plan as of the Closing. Buyer shall, or shall cause its Affiliates to, cause the Buyer 401(k) Plan to accept a “direct rollover” to the Buyer 401(k) Plan of such Company Employees’ account balances (including promissory notes evidencing all outstanding loans) under the Seller 401(k) Plan. Buyer shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that (i) the Buyer 401(k) Plan provides for the receipt of eligible rollover distributions (as such term is defined under Section 402 of the Code) from the Company Employees, and (ii) the Buyer 401(k) Plan and the trust established in connection therewith are qualified and tax-exempt under Section 401(a) and Section 501(a) of the Code, evidenced by either a favorable determination letter issued by the IRS or an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Seller, to the effect that the Buyer 401(k) Plan and its related trust qualify under Sections 401(a) and 501(a) of the Code. Each Company Employee shall receive credit under the Buyer 401(k) Plan for all service with the Company and its Affiliates and their respective predecessors prior to the Closing for purposes of vesting and eligibility as if such service was with Buyer.

(c) For any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Employees will participate after the Closing, Buyer shall, or shall cause the Company and its Affiliates to recognize all service prior to the Closing of the Company Employees with the Company or its Affiliates, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Employees may be eligible to participate after the Closing; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Benefit Plan. The applicable Buyer Benefit Plans shall (i) waive any pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under any Buyer Benefit Plans applicable to the Company Employees and their dependents and (ii) provide each Company Employee with credit under Buyer’s Benefit Plans for all expenses paid by the Company Employee under the Company Benefit Plans during the portion of the year prior to the Closing Date for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements as if such amounts had been paid in accordance with such Buyer’s Benefit Plans.

(d) Following the Closing Date, Buyer shall, or shall cause an Affiliate to, provide continuation health care coverage to all Company Employees and their qualified beneficiaries covered by COBRA who incur a qualifying event in accordance with the continuation health coverage requirements of COBRA, whether before, on or after the Closing Date in the same manner as provided by the Acushnet Companies prior to the Closing.

(e) Promptly following the Closing, (i) Buyer shall, or shall cause the Company to establish a trust meeting the requirements of Section 501(a) of the Code for the sole purpose of holding the assets of the Acushnet Company Pension Plan and (ii) Seller shall cause the assets of the Acushnet Company Pension Plan held in Seller’s Master Retirement Trust to be transferred to such new trust.

(f) Effective as of the Closing Date, Seller shall vest, or cause to be vested, any unvested equity awards held by any Company Employee pursuant to a Seller benefit plan.

(g) Buyer agrees that if a request is received from the PBGC that additional contributions be made to the Acushnet Company Pension Plan following the Closing, Buyer will cause the Company to deposit such additional contributions promptly following the Closing.

(h) This Section 7.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.03, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.03. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.03 shall not create any right in any Company Employee or any other person to any continued employment with the Company, Buyer or any of their respective Affiliates.

Section 7.04 Director and Officer Indemnification and Insurance.

(a) For a period of six (6) years from and after the Closing, Buyer shall, and shall cause each Acushnet Company to, to the fullest extent permissible under the Delaware General Corporation Law (or other Law applicable to the Acushnet Companies), indemnify, defend and hold harmless all past and present directors, officers and employees of any Acushnet Company and any employee plans covering them (“Company Indemnitees”) to the same extent such persons are indemnified as of the date of this Agreement by any Acushnet Company pursuant to applicable Law, the Organizational Documents of any Acushnet Company, as well as any indemnification arrangements in existence on the date of this Agreement, for acts or omissions in their capacity as directors, officers or employees of any Acushnet Company or as fiduciaries under such employee plans occurring at or prior to the Closing Date. Section 7.04(a) to the Disclosure Schedules sets forth all claims for indemnification submitted or made by the Company Indemnitees, which are pending as of the date of this Agreement. Buyer shall, and shall cause each Acushnet Company to, advance expenses (including legal fees) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 7.04(a) in accordance with the procedures set forth in the Organizational Documents of each Acushnet Company, as well as any indemnification arrangements in existence on the date of this Agreement; provided, however, that the Company Indemnitee to whom expenses are advanced undertakes to repay such advanced expenses to the applicable Acushnet Company if it is ultimately determined that such Company Indemnitee is not entitled to indemnification or such reimbursement pursuant to this Section 7.04(a).

(b) The obligations of Buyer under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect any director, officer or employee to whom this Section 7.04 applies without the consent of such affected director, officer or employee (it being expressly agreed that the directors, officers and employees to whom this Section 7.04 applies shall be third-party beneficiaries of this Section 7.04, each of whom may enforce the provisions of this Section 7.04).

(c) In the event that, subsequent to the Closing, Buyer, any Acushnet Company or any of their respective Affiliates, successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer, any Acushnet Company or their respective Affiliates, as the case may be, shall assume all of the obligations set forth in this Section 7.04.

Section 7.05 Insurance.

(a) Coverage of the Acushnet Companies and their respective businesses, properties, employees and liabilities under all insurance policies of Seller (the “Insurance Policies”) shall cease as of the Closing Date, except to the extent provided in Section 7.04(b). From and after the Closing Date, Buyer will be responsible for obtaining and maintaining and, at the Buyer’s election, will obtain and maintain all insurance coverages for the Acushnet Companies and their respective businesses, properties, employees and liabilities, and Buyer or the Acushnet Companies shall administer, or engage third-party claims administrators to administer, claims under such insurance policies consistent with this Section 7.05.

(b) After the Closing Date, none of Buyer or its Affiliates (including any Acushnet Company) will have any rights with respect to any Insurance Policies, except that the Acushnet Companies will have the right to assert and maintain claims (and Seller will use commercially reasonable efforts to assist the Acushnet Companies in asserting and maintaining claims) for any loss, Liability or Damage recoverable under such Insurance Policies of Seller which are in effect as of the Closing Date with third-party insurers which provide coverage with respect to the Acushnet Companies and arising out of an occurrence prior to the Closing Date or arising out of an act, error or omission that forms the basis of a claim made by or against any of the Acushnet Companies and reported to any insurance carrier prior to the Closing Date, in each case, to the extent that the terms and conditions of any such Insurance Policies and agreements relating thereto so allow; provided, that:

(i) all of Seller’s costs and expenses incurred in connection with the foregoing are promptly paid by Buyer (including administration costs, losses within deductibles, allocated loss adjusting expenses, fees and expenses charged by third-party claims administrators and retrospective loss and premium adjustments (as are reasonably determined by Seller to be attributable to the Acushnet Companies);

(ii) (A) until the fourth (4th) anniversary of the date hereof, Seller may not, at any time, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policies in a manner that affects, amends, modifies or terminates the rights of any Acushnet Company thereunder with respect to pre-Closing matters, and (B) Seller may, at any time from and after the fourth (4th) anniversary of the date hereof, without liability or obligation to Buyer or any of its Affiliates (including any Acushnet Company), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policies (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications);

(iii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Seller in respect thereof;

(iv) such claims will be subject to exhaustion of aggregate limits; and

(v) Seller will not have any Liability, of any kind, for the failure of an insurance carrier to pay any claim under any Insurance Policy.

(c) If any insurance company or claims administrator makes any payment (including payments in respect of deductibles and self-insured amounts) in respect of any Insurance Policies (or claims services or administration agreements) with respect to any claims relating to, or for which any Acushnet Company has any obligation of payment or reimbursement after the Closing Date, Buyer will, or will cause the Acushnet Companies to, within five (5) Business Days after Seller’s request, pay such amounts or reimburse Seller for the payment of such amounts.

Section 7.06 Confidentiality. The Confidentiality Agreement shall remain in full force and effect until the Closing Date (and shall automatically terminate as of the Closing Date) and, in addition, Buyer shall keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement until the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.06 shall nonetheless continue in full force and effect.

Section 7.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. Nothing in this Section 7.07 shall restrict or otherwise affect, in any way, Seller’s filing or furnishing of one or more Current Reports of Form 8-K for, and Exhibit filings of, this Agreement in accordance with the Securities Exchange Act and the rules and regulations thereunder.

Section 7.08 No Shop. From the date hereof until earlier of the Closing Date or the termination of the Agreement in accordance with Article X, (a) Seller shall not, and shall cause the Acushnet Companies not to, directly or indirectly, through any director, officer, employee, advisor, representative, Affiliate or otherwise, solicit or invite offers from, negotiate with, or in any manner encourage, discuss with, or accept any proposal of, any Person (other than Buyer) relating to the acquisition of any of the Acushnet Companies or any portion of their respective Equity Interests or any material portion of their respective assets or businesses, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of products and inventory in the ordinary course of business) (each an “Alternative Transaction”) and shall cease discussions with any and all Persons to the extent ongoing or pending on the date hereof and (b) Seller shall promptly notify the Buyer of any contact of which Seller becomes aware between Seller, any Acushnet Company or any of their respective directors, officers, employees, advisors, representatives or Affiliates and any other Person (other than the Buyer) regarding any Alternative Transaction.

Section 7.09 Non-Solicit; Non-Interference.

(a) From the date of this Agreement until the 2nd anniversary of the Closing Date, no member of the Seller Group shall, directly or indirectly, in any manner (whether on its own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any Person set forth in Section 7.09(a) of the Disclosure Schedule, or induce or attempt to induce any such Person to leave his or her employment with any Acushnet Company; provided, however, that this Section 7.09(a) shall not prohibit Seller or any other member of the Seller Group from making general solicitations not specifically targeted at the Persons set forth in Section 7.09(a) of the Disclosure Schedule; provided, that no such Persons are hired, or (ii) in any way interfere with the relationship between any Acushnet Company and any employee, consultant, customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relationship) of any Acushnet Company (including, without limitation, by making any negative or disparaging statements or communications regarding any Acushnet Company or any of their operations, officers, directors or investors).

(b) The parties agree that irreparable damage would occur if any of the provisions of this Section 7.09 were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenants or obligation contained in this Section 7.09, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligations, and (ii) an injunction restraining such breach or threatened breach. Each party further agrees that no other party hereto or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.09(b), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 7.10 Post-Closing Confidentiality. From and after the Closing Date, neither Seller nor any of its Affiliates (other than the Acushnet Companies) shall disclose or use any confidential information about the Acushnet Companies, the Buyer or their respective businesses, assets or operations (including, without limitation, any confidential information provided or made available to Seller or any of its Affiliates after the Closing Date); provided, that such obligation shall not extend to any such confidential information that (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates after the Closing Date or (b) becomes available to Seller or any of its Affiliates on a non-confidential basis from a source other than Seller, Buyer or their respective Affiliates. In the event that Seller or one of its Affiliates (other than the Acushnet Companies) is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any such information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek, at Buyer’s cost, an appropriate protective order or waive compliance with the provisions of this Section 7.10. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or its applicable Affiliate is, on the advice of counsel, legally required, Seller or its applicable Affiliate may disclose the applicable portion of such information; provided, however, that Seller shall use its reasonable efforts to obtain, at the request of Buyer and at Buyer’s cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be so disclosed.

Section 7.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions; provided, however, that no party shall be required to expend money (other than customary, filing, registration, recording or other fees, Taxes or other amounts payable to any Governmental Authority under applicable Law), commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with any action pursuant to this Section 7.11.

ARTICLE VIII

TAX MATTERS

Section 8.01 Liability for Taxes.

(a) Seller shall be liable for and pay an amount equal to, and shall indemnify and hold harmless the Buyer Group from and against (i) all Taxes imposed on any Acushnet Company, or for which an Acushnet Company may otherwise be liable, for, or with respect to, any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (ii) all Taxes of any Person (other than the Acushnet Companies) that are imposed on any Acushnet Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, (iii) all Taxes of Seller or any Affiliate of Seller which is or has ever been affiliated with any Acushnet Company, or with whom any Acushnet Company otherwise joins, or has ever joined, in filing any consolidated, combined or unitary Tax Return prior to the Closing Date under Treas. Reg. § 1.1502-6 or similar provision of foreign, state or local law, and (iv) all Taxes arising from or related to the breach by Seller of the representations provided in Section 4.08(n), Section 4.08(q), Section 4.08(r), Section 4.08(s) and Section 4.08(t); provided, however, that Seller shall not be liable for or pay, and shall not indemnify the Buyer Group from and against, any Taxes resulting from any Buyer Tax Act.

(b) Any Tax refunds that are received by or with respect to any Acushnet Company, and any amounts credited against or with respect to Taxes to which any Acushnet Company becomes entitled, that relate to any taxable year or portion thereof that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, shall be for the account of the Seller, and Buyer shall pay (or cause the relevant Acushnet Company to pay) over to the Seller any such refund or the amount of any such credit actually received in cash within thirty (30) days after the actual receipt thereof in the case of a refund, or within thirty (30) days after the filing of any Tax return in which the credit is used, except to the extent Seller Group has an indemnification or payment obligation under this Agreement for such Taxes that has not been satisfied; provided, however, that Seller shall not be entitled to such Tax refunds to the extent reflected as a Current Asset in the Final Closing Statement or that result from a carryback of a net operating loss or other Tax attribute from a taxable period or portion thereof beginning after the Closing Date.

(c) Buyer shall be liable for and pay, and shall indemnify the Seller Group from and against, (i) all Taxes imposed on an Acushnet Company, or for which any Acushnet Company may otherwise be liable, for, or with respect to, any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, (ii) any Transfer Taxes (except for any Taxes arising out of actions taken prior to the Closing, which shall be borne by Seller), and (iii) any Taxes imposed on any of the Acushnet Companies or the Seller Group resulting from any Buyer Tax Act, and (iv) Damages arising from or related to the breach by Buyer of Section 8.07. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(d) For purposes of Section 8.01(a) and Section 8.01(c), whenever it is necessary to determine the liability for Taxes of any Acushnet Company for a Straddle Period, the determination of the Taxes of any Acushnet Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be made (i) for all Taxes for such period, by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and that items of income, gain, deduction, loss or credit of the Acushnet Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Acushnet Company were closed at the close of the Closing Date and (ii) for real property, personal property, intangible property and similar ad valorem Taxes, by prorating on a daily basis.

(e) If a Tax audit proceeding or an amendment of a Tax Return results in a Tax adjustment that results in an increase in an indemnity obligation Seller has or would otherwise have under Section 8.01(a) and/or a decrease in the amount of a Tax refund or credit to which Seller is entitled under Section 8.01(b) for a taxable period or a portion thereof ending on or before the Closing Date and such Tax adjustment is based on a timing difference that will result in a decrease in the Tax liability of, or other income Tax benefit to, any Acushnet Company for a subsequent taxable period or a portion thereof ending after the Closing Date that is directly related to such Tax adjustment, then in each such subsequent taxable period or a portion thereof in which the Acushnet Company actually realizes such decrease in Tax liability or other income Tax benefit, Buyer shall pay to Seller an amount equal to such decrease in Tax liability or other income Tax benefit; provided, however, that the aggregate payments which Buyer shall be required to make under this Section 8.01(e) shall not exceed the aggregate amount of the increase in the indemnity obligation Seller has or would otherwise have under Section 8.01(a) and/or a decrease in the amount of a Tax refund or credit to which Seller would otherwise be entitled under Section 8.01(b) had no such Tax adjustment been made.

(f) If a Tax audit proceeding or an amendment of a Tax Return results in a Tax adjustment that results in a decrease in an indemnity obligation Seller has or would otherwise have under Section 8.01(a) and/or an increase in the amount of a Tax refund or credit to which Seller is entitled under Section 8.01(b) for a taxable period or a portion thereof ending on or before the Closing Date, and such Tax adjustment is based on a timing difference that will result in an increase in the Tax liability of, or other income Tax detriment to, any Acushnet Company in a subsequent taxable period or a portion thereof ending after the Closing Date that is directly related to such Tax adjustment, then in each such subsequent taxable period or a portion thereof in which the Acushnet Company actually realizes such increase in Tax liability or other income Tax detriment, Seller shall pay to Buyer an amount equal to such increase in Tax liability or other income Tax detriment; provided, however, that the aggregate payments which Seller shall be required to make under this Section 8.01(f) shall not exceed the aggregate amount of the decrease in the indemnity obligation Seller has or would otherwise have under Section 8.01(a) and/or an increase in the amount of a Tax refund or credit to which Seller is entitled under Section 8.01(b) had no such Tax adjustment been made. Seller shall make all such payments within ten days after Buyer notifies Seller that the relevant increase in Tax liability or other income Tax detriment has been actually realized.

(g) Except as otherwise provided in this Agreement, Seller and Buyer will each be responsible for their own income and franchise Taxes, if any, arising from the Transactions.

(h) Notwithstanding anything herein to the contrary, all applicable excise, transfer, sales, use, stamp, documentary, filing, recording and other similar Taxes, levies, fees and charges, if any (including all real estate transfer Taxes and conveyance and recording fees, if any) (collectively, “Transfer Taxes”), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the Transactions shall be borne by Buyer (except for any Taxes arising out of actions taken prior to the Closing, which shall be borne by Seller).

Section 8.02 Tax Returns.

(a) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (i) all Tax Returns that are required to be filed by or with respect to any Acushnet Company on a combined, consolidated or unitary basis with Seller or any Affiliate thereof other than solely the Acushnet Companies and (ii) all other Tax Returns that are required to be filed by or with respect to any Acushnet Company for any taxable year or period that ends on or before the Closing Date, and in each case, Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to any Acushnet Company and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Seller pursuant to the second preceding sentence that relate to taxable years or periods ending on or before the Closing Date and Tax Returns to be filed by Buyer pursuant to the preceding sentence for Straddle Periods (i) such Tax Returns shall be filed in a manner consistent with Seller’s and each Acushnet Company’s reasonable past practices and no position shall be taken, election made or method adopted that is inconsistent with reasonable positions taken, elections made or methods used in prior periods in filing such Tax Returns (including a position which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Buyer is liable) and (ii) such Tax Returns shall be submitted to Seller or Buyer, as the case may be, not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller or Buyer, as the case may be; provided, however, that such approval shall not be unreasonably withheld, delayed or conditioned. Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to Section 8.01 (after taking into account any limitations herein), but which are payable by the other party (after taking into account estimated taxes paid by the first party) with any Tax Return to be filed by the other party pursuant to this Section 8.02, upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes without regard to the aggregate indemnification limitations set forth in Section 8.02 and Section 8.03.

(b) The Acushnet Companies will be included in the consolidated federal income Tax Returns of the Seller Tax Group for the calendar year ending prior to the Closing Date (the “Preceding Calendar Year”) and the portion of the calendar year during which the Closing occurs (the “Current Calendar Year”) ending on the Closing Date. If the Closing occurs, Buyer Group shall provide complete packages of information and such other information as Seller may reasonably request, to enable Seller to include the Acushnet Companies in such consolidated federal income Tax Returns (to the extent information was not previously provided to Seller). Such information packages shall be prepared in accordance with instructions and procedures furnished by Seller. In the case of the Preceding Calendar Year consolidated federal income Tax Return, such information package shall be delivered to Seller not later than one (1) month after Seller furnishes a written request for such information package (including instructions and procedures) to Buyer (unless otherwise agreed by the parties hereto). In the case of the Current Calendar Year consolidated federal income Tax Return, a written request for such information package (including instructions and procedures) shall be furnished by Seller not later than one (1) month after the Closing Date (unless otherwise agreed by the parties hereto) and the responses to such information package request shall be delivered to Seller not later than three (3) months after receipt of such information package request (unless otherwise agreed by the parties hereto). Promptly after completion thereof, Seller shall furnish to Buyer a copy of the pro forma separate federal income Tax Returns of the Seller Tax Group, or similar data, used in the preparation and filing of the consolidated federal income Tax Returns of the Seller Tax Group for the Preceding Calendar Year and Current Calendar Year tax periods, as the case may be. Comparable procedures will be followed for any combined, consolidated or unitary Tax Returns which include both (i) one or more of the Acushnet Companies, and (ii) any member of the Seller Group.

(c) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit an Acushnet Company to) (i) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to an Acushnet Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) if such amendment, refiling or modification could reasonably be expected to increase the Seller’s Tax Liability prior to the Closing Date or the Seller’s indemnity obligation under Section 8.01(a) or (ii) elect to carry back any losses or other tax attributes of an Acushnet Company to such taxable year or period.

Section 8.03 Contest Provisions.

(a) Each party shall promptly notify the other party in writing upon receipt by it or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the other party may be liable pursuant to Section 8.01.

(b) Seller shall have the sole right, and on its own expense, to represent each Acushnet Company’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Seller may be liable pursuant to Section 8.01, and to employ counsel of its choice at its expense, which counsel shall be treated as such Acushnet Company’s counsel for the purposes of separate state or local Tax Returns pertaining to such Acushnet Company. The Seller shall afford the Buyer or any Affiliate of Buyer the opportunity to participate (at Buyer’s sole cost and expense), as may be reasonably requested by the Buyer or any Affiliate of Buyer, in any such audit or proceeding. In the case of a Straddle Period, Seller and Buyer shall jointly control, at their own expense, any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the Straddle Period. No party to this Agreement or any of its Affiliates may, without the prior written consent of the other party, settle or otherwise compromise any Tax claim (i) for any Taxes for which such other party may be liable pursuant to Section 8.01, or (ii) in a manner that reasonably would be expected to have an adverse effect on Tax liabilities or benefits of such other party.

Section 8.04 Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.02;

(b) cooperate fully in preparing for any audits or disputes with taxing authorities regarding any Taxes or Tax Returns of each Acushnet Company;

(c) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of each Acushnet Company;

(d) make such of its officers, directors, employees and agents available as may reasonably be requested by the other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to such other party;

(e) retain all books and records with respect to Taxes as provided in Section 7.02(c);

(f) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments of any Acushnet Company for taxable periods for which the other may have a liability under this Article VIII;

(g) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable periods for which the other may have a liability under this Article VIII;

(h) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.01(h) (relating to Transfer Taxes); and

(i) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Article VIII.

The party requesting cooperation under this Section 8.04 shall reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation.

Section 8.05 Code Section 338(h)(10) Election. Seller shall timely join with Buyer in making appropriate elections under Section 338(h)(10) of the Code (and any similar state and local elections) with respect to the Acushnet Companies. Within one hundred twenty (120) days of the Closing, Buyer shall provide Seller a schedule allocating the Purchase Price among the assets and liabilities of each Acushnet Company, including for purposes of Section 338(h)(10) of the Code (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with the regulations under Section 338 of the Code and consistent with the methodologies for determining the fair market value of the assets and liabilities of each Acushnet Company. If within thirty (30) days of receipt of the Purchase Price Allocation Schedule, Seller notifies Buyer that it believes the Purchase Price Allocation Schedule was not prepared in accordance with the requirements of the regulations under Section

338 of the Code, the parties shall cooperate in good faith to resolve their differences. If Seller does not provide timely notice of a dispute as to the Purchase Price Allocation Schedule or the parties are able to resolve their differences within sixty (60) days of Seller providing timely notice of the dispute, the Purchase Price Allocation Schedule as prepared by Buyer or otherwise agreed to by the parties shall be final. If Seller provides timely notice of a dispute and the parties are unable to resolve their differences within sixty (60) days of Seller providing timely notice of the dispute, an appraisal and accompanying allocation of the Purchase Price amongst the assets and liabilities of each Acushnet Company shall be prepared by the Independent Accountant, whose determination shall be final, binding and conclusive for all purposes. The cost of such appraisal will be borne equally by Buyer and Seller. Except to the extent otherwise required by applicable Laws, Buyer and Seller (i) will, and will cause each of their respective Affiliates to, make all Tax Returns, reports, forms, declarations, claims and other statements in a manner consistent with the Purchase Price Allocation Schedule and (ii) will not, and will cause each of their respective Affiliates not to, make any inconsistent statement or adjustment on any returns or during the course of any IRS or other Tax audit. Buyer and Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price. In the event that the allocations shown on any Purchase Price Allocation Schedule are disputed by any taxing authority, the Party receiving notice of the dispute will promptly notify the other Parties of the existence of the dispute and any subsequent resolution of the dispute.

Section 8.06 Election for Canada. At the request of Seller, Buyer and Acushnet Canada Inc. will effect the election described in subsection 256(9) of the Income Tax Act (Canada) in respect of Acushnet Canada Inc.

Section 8.07 Compensation Deduction. Buyer and Seller acknowledge and agree that Seller, as a successor to the Company (and any U.S. consolidated subsidiary) as a result of the Section 338(h)(10) election pursuant to Section 8.05 of this Agreement, shall be entitled to claim any Tax deductions available in connection with (a) any exercises of stock options by, or (b) compensatory payments (but solely to the extent paid by Seller or another member of Seller Group or paid by the Company and taken into account as a Liability in determining the Working Capital Adjustment) to, present or former employees of the Company (and any U.S. consolidated subsidiary) made under any of Seller’s or the Company’s benefit plans. Buyer and Seller shall file all Tax Returns consistent with, and shall not take any position with any taxing authority, that is inconsistent with this Section 8.07. Seller shall be responsible for payment of withholding and employment Taxes and any applicable reporting requirements with respect to exercises of stock options and compensatory payments described in this Section 8.07 under any of Seller’s benefit plans and the Company shall be responsible for payment of withholding and employment Taxes and any applicable reporting requirements with respect to all other exercises of stock options and compensatory payments described in this Section 8.07; provided, however, that Seller shall indemnify Buyer for any employment Taxes to the extent they exceed the amount of such employment Taxes taken into account as a Liability in determining the Working Capital Adjustment.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. None of the representations and warranties (other than the Designated Representations) shall survive the Closing. All of the Designated Representations, covenants, agreements and obligations in this Agreement will survive the Closing; provided, that any Indemnity Claim based on a breach of any Designated Representation, covenant, agreement or other obligation must be made, if at all, prior to the expiration of the applicable Indemnity Claim Period for such Indemnity Claim in accordance with the procedures of this Article IX.

Section 9.02 Indemnification by Seller. Subject to Section 9.01 and Section 9.04, from and after the Closing, Seller shall protect, defend, indemnify and hold harmless the Buyer Group, from and against all Damages arising, directly or indirectly, from or in connection with:

(a) the failure of any Designated Representation of Seller to be true and correct as of the date of this Agreement or as of the Closing Date (as though made at and as of the Closing Date), in each case, without giving effect to any Schedule Supplements.

(b) any breach of any covenant, agreement or other obligation of Seller contained in this Agreement.

(c) any Indebtedness that is not (i) discharged or extinguished in accordance with Section 6.07, (ii) deemed to be a Current Liability and included in the calculation of the Working Capital Adjustment set forth in the Final Closing Statement or (iii) included in the Indebtedness Adjustment.

(d) the specified indemnity amount referred to in Section 9.02(d) of the Disclosure Schedules.

Section 9.03 Indemnification by Buyer. Subject to Section 9.01 and Section 9.04, from and after the Closing, Buyer shall protect, defend, indemnify and hold harmless the Seller Group from and against all Damages arising, directly or indirectly, from or in connection with:

(a) the failure of any representation or warranty made in Article V of this Agreement or in the Buyer Closing Certificate to be true and correct as of the date of this Agreement or as of the Closing Date (as though made at and as of the Closing Date).

(b) any breach of any covenant, agreement or other obligation of Buyer contained in this Agreement.

Section 9.04 Limitations on Liability. Notwithstanding any contrary provision in this Agreement (including this Article IX):

(a) Time Bar on Claims. No Indemnitee will be entitled to any recovery (including by way of off-set) from any Indemnitor unless a Notice of Claim has been given on or before the expiration of the Indemnity Claim Period for the applicable Indemnity Claim, notwithstanding any other statute of limitation or other claim period (shorter or longer) that might otherwise apply under any applicable Law, any such other statute of limitations or claim period being hereby waived to the maximum extent permitted by applicable Law.

(b) Insurance Recoveries; Tax Benefits. Damages to any Indemnitee hereunder will be decreased by insurance proceeds or payments from any other responsible parties actually received by such party (after deducting costs and expenses incurred in connection with recovery of such proceeds). Damages to any Indemnitee hereunder shall be determined net of any cash Tax benefit actually realized by the time of such determination, and (ii) the net present value of Tax benefits reasonably expected to be derived by the Party being indemnified as a result of sustaining such Damages, in each case, taking into account the Tax cost attributable to the receipt of any indemnity payment by the Indemnitee (including the net present value of any Tax cost attributable to reduced depreciation and amortization deductions).

(c) Indemnity Cap. Buyer and the other members of the Buyer Group shall not be entitled to recover from Seller for any Indemnity Claim pursuant to Section 9.02(a), or Section 9.02(b) with respect to any Pre-Closing Covenant of Seller, any monetary amount in respect of Damages in excess of the then remaining balance of the Indemnity Cap for Seller. Seller and other members of the Seller Group shall not be entitled to recover from Buyer for any Indemnity Claim pursuant to Section 9.03(a), or Section 9.03(b) with respect to any Pre-Closing Covenant of Buyer, any monetary amount in respect of Damages in excess of the then remaining balance of the Indemnity Cap for Buyer.

(d) Tax Treatment. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes, unless and to the extent there is a final determination in an audit or other administrative or judicial action that any such payment not constitute an adjustment to the Purchase Price for U.S. federal income tax purposes.

(e) Exclusive Remedy. Except as set forth in the last sentence of this Section 9.04(e), the remedies provided in Section 9.02, as may be limited by the other provisions of this Article IX, shall, from and after the Closing, be the sole and exclusive remedy of Buyer and other members of the Buyer Group, on the one hand, and Seller and other members of the Seller Group, on the other hand, in each case, without regard to whether the claim is treated as arising under contract, tort or other Law and shall be asserted only as a claim for indemnification in accordance with this Article IX. In furtherance of the foregoing, each party, for itself and on behalf of its Affiliates and Representatives, hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their respective Affiliates and Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.04(e) shall limit any person’s right to seek any equitable remedy on account of Fraud by any person or to seek arbitration pursuant to Section 2.03 as to the matters set forth therein.

(f) Working Capital Adjustment. Other than in the case of Fraud, no claim for indemnification pursuant to Article IX may be made based, directly or indirectly, on the Working Capital Adjustment, the computation thereof, any Closing Statement or any information set forth in or referred to in any Closing Statement.

(g) No Recourse. No claims shall be made at any time by Buyer or any member of the Buyer Group against any Affiliate or Representative of Seller, nor shall any Affiliate or Representative of Seller have any liability pursuant to this Agreement or in connection with the Transactions hereby to make any payment to any member of the Buyer Group, under this Agreement. No claims shall be made at any time by Seller or any member of the Seller Group against any Affiliate or Representative of Buyer (other than the Acushnet Companies), nor shall any Affiliate or Representative of Buyer (other than the Acushnet Companies) have any liability pursuant to this Agreement or in connection with the Transactions hereby to make any payment to any member of the Seller Group, under this Agreement.

(h) Qualifications. For purposes of determining the amount of any Damages (and not for determining whether or not any breaches of any representations or warranties contained in this Agreement have occurred) subject to any claim for indemnification under Section 9.02(a) or Section 9.03(a), the representations and warranties contained in this Agreement shall be considered without regard to any “material,” or “Material

Adverse Effect” qualifications contained therein, but subject to any dollar amounts or knowledge qualifications set forth therein (and the other provisions of this Article IX).

(i) Effect of Knowledge. No claims for indemnification may be made by Buyer (or any member of the Buyer Group) or by Seller (or any member of the Seller Group) pursuant to this Article IX if, as of date of this Agreement or as of the Closing Date, (i) in the case of any claim for indemnification that otherwise could be made pursuant to Section 9.02, Buyer (or any member of the Buyer Group) has actual knowledge of the breach of any representations, warranties or Pre-Closing Covenants, or the facts and circumstances underlying such breach, or (ii) in the case of any claim for indemnification that otherwise could be made pursuant to Section 9.03, Seller (or any member of the Seller Group) has actual knowledge of the breach of any representations, warranties or Pre-Closing Covenants, or the facts and circumstances underlying such breach. Buyer (and members of the Buyer Group) shall be deemed to have actual knowledge of any such breach, or the facts and circumstances underlying any such breach, that is reasonably apparent from information made available to Buyer (or any member of the Buyer Group) in the Data Room or otherwise. Nothing in this Section 9.04(i) shall apply to claims for indemnification pursuant to Section 9.02(c) or Section 9.02(d).

(j) Mitigation. The Seller Group and the Buyer Group each shall use commercially reasonable efforts to mitigate any Damages subject to an Indemnity Claim by it hereunder.

Section 9.05 Procedure for Third-Party Claims.

(a) Promptly after receipt by an Indemnitee of notice of any Third-Party Claim, the Indemnitee will give notice thereof to the Indemnitor in accordance with Section 11.02, which shall:

(i) describe the Third-Party Claim in reasonable detail;

(ii) include copies of all material written evidence thereof; and

(iii) indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnitee in connection with such Third-Party Claim.

The failure of the Indemnitee to notify the Indemnitor will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor demonstrates that the defense of such Third-Party Claim has been actually prejudiced by the Indemnitee’s failure to give such notice.

(b) The Indemnitor may participate in the defense of such Third-Party Claim with counsel selected it by it or may assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnitee.

(c) If the Indemnitor elects to assume the defense of such Third-Party Claim:

(i) The Indemnitor shall give the Indemnitee notice of such election, in accordance with Section 11.02, within thirty (30) days after the Indemnitor receives notice of the Third-Party Claim from the Indemnitee pursuant to Section 9.05(a).

(ii) The Indemnitor shall have the right to take such actions as it deems necessary avoid, defend, contest, settle (subject to Section 9.05(c)(v) and Section 9.05(e)), appeal or make counterclaims pertaining to such Third-Party Claim, in the name and on behalf of the Indemnitee.

(iii) The Indemnitee shall cooperate in any defense of such Third-Party Claim conducted by the Indemnitor.

(iv) The Indemnitee may join in any defense of such Third-Party Claim, and employ separate counsel (at its own expense, except as provided in Section 9.05(c)(vii)), subject to the Indemnitor’s right to control the defense of such Third-Party Claim.

(v) No compromise or settlement of such Third-Party Claim may be effected by the Indemnitor without the Indemnitee’s written consent unless either (A) the settlement includes, as an unconditional term, a complete release of the Indemnitee, or (B) in the absence of such a complete release, (1) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on or grounds for the basis of any other claims that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor. Except as provided in clause (A) or (B) of the prior sentence, the Indemnitee will have no Liability with respect to any compromise or settlement of such Third-Party Claim effected without Indemnitee’s written consent.

(vi) After notice from the Indemnitor to the Indemnitee of the Indemnitor’s election to assume the defense of such Third-Party Claim, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 9.05 for any fees or expenses of other counsel with respect to the defense of such Third-Party, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third-Party Claim, except as provided in Section 9.05(c)(vii).

(vii) If the Indemnitor and the Indemnitee are both parties to an Action involving a Third-Party Claim and the Indemnitee determines in good faith that joint representation would be inappropriate upon the advice of outside counsel that a conflict of interest exists between the Indemnitee and the Indemnitor with respect to such Third-Party Claim, the Indemnitee may employ separate counsel to join in the defense of such Third-Party Claim, and if it does, the reasonable fees and expenses of such counsel will be reimbursed by the Indemnitor.

(d) Notwithstanding anything to the contrary in this Section 9.05, if notice of the Third-Party Claim is given by an Indemnitee in accordance with Section 9.05(a), and the Indemnitor does not, within thirty (30) days after such notice is given, give notice to the Indemnitee of its election to assume the defense of such Third-Party Claim:

(i) The Indemnitee may assume the defense of any such Third-Party Claim with counsel reasonably satisfactory to the Indemnitor, and defend, contest, pay, settle (subject to Section 9.05(d)(iii)) or otherwise deal with the Third-Party Claim and seek indemnification from the Indemnitor for any Damages to the extent provided in this Article IX.

(ii) The Indemnitor may join in such defense and employ separate counsel at its own expense.

(iii) The Indemnitor will not be bound by any compromise or settlement of such Third-Party Claim effected by the Indemnitee without the consent of the Indemnitor.

(e) Notwithstanding the foregoing, if the Indemnitee determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect the Indemnitee or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the control of the defense or settlement of such portion of the Action as may be necessary to avoid such non-monetary adverse effect but the Indemnitor will not be bound by any compromise or settlement effected without its written consent.

(f) Indemnitor and Indemnitee agree to provide each other with reasonable access during regular business hours to the properties, books and records and Representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third-Party Claim and its obligations with respect thereto pursuant to this Article IX.

(g) Notwithstanding anything contained in this Agreement to the contrary, the Company will control the defense of the Actions referenced on Section 9.02(d) of the Disclosure Schedules, using the Company’s General Counsel and any person or law firm designated by him, and the Company will be responsible for any fees and expenses incurred in connection with such defense. The Company may enter into any monetary compromise or settlement of the Actions referenced on Section 9.02(d) of the Disclosure Schedules unless such compromise or settlement is in excess of the amount set forth on Section 9.05(g) of the Disclosure Schedules (or involves any non-monetary remedy affecting Seller or any of its Affiliates (other than any Acushnet Company), in which case Seller’s written consent is required. If the Company recommends a compromise or settlement to which Seller does not consent, then the Company and Seller shall thereafter each bear one-half of any fees and expenses incurred in connection with the defense of the Actions referenced on Section 9.02(d) of the Disclosure Schedules.

Section 9.06 Indemnification Procedures. The following procedures shall apply to any claim for indemnification by the Buyer Group or the Seller Group that is not a Third-Party Claim:

(a) Notice of Claim. A Notice of Claim shall be given as soon as practicable, but in no event later than thirty (30) days, after the Indemnitee determines that it is or may be entitled to indemnification pursuant to this Agreement as follows:

(i) In the case of any Indemnity Claim by any member of the Buyer Group, by Buyer to Seller, at the address and in the manner provided in Section 11.02. Seller shall be the Indemnitor with respect to Indemnity Claims pursuant to Section 9.02, and no liability in respect of any such Indemnity Claim shall be contested, settled, admitted, litigated or otherwise dealt with by or on behalf of any member of the Seller Group for this purpose by any person other than Seller.

(ii) In the case of any Indemnity Claim by any member of the Seller Group, by Seller to Buyer, at the address and in the manner provided in Section 11.02. Buyer shall be the Indemnitor with respect to Indemnity Claims pursuant to Section 9.03, and no liability in respect of any such Indemnity Claim shall be contested, settled, admitted, litigated or otherwise dealt with by or on behalf of any member of the Buyer Group for this purpose by any person other than Buyer.

(b) Dispute Notice. If the Indemnitor disputes (x) its obligation to indemnify the Indemnitee in respect of any claim set forth in a Notice of Claim, or (y) the Indemnity Claim Amount set forth in a Notice of Claim, a dispute notice (“Dispute Notice”) shall be given as soon as practicable, but in no event later than thirty (30) days, after the Notice of Claim is given, as follows:

(i) In the case of any Indemnity Claim by any member of the Buyer Group against Seller, a Dispute Notice may be given only by Seller, and if given, shall be sent by Seller to Buyer at the address and in the manner provided in Section 11.02.

(ii) In the case of any Indemnity Claim by any member of the Seller Group against Buyer, a Dispute Notice may be given only by Buyer, and if given, shall be sent by Buyer to Seller at the address and in the manner provided in Section 11.02.

(iii) If no Dispute Notice is given within such thirty (30) day period, the validity of the claim for indemnification and the Indemnity Claim Amount, each as set forth in the Notice of Claim, shall be deemed to be agreed, effective on the first day following such thirty (30) day period, and the Indemnity Claim Amount set forth in the Notice of Claim shall immediately be an Indemnity Amount Payable of the relevant Indemnitor.

(iv) If a Dispute Notice is given within such thirty (30) day period, then:

(A)	The portion, if any, of the Indemnity Claim Amount which is not disputed in the Dispute Notice shall immediately be an Indemnity Amount Payable of the relevant Indemnitor.

(B)	Buyer and Seller shall negotiate in good faith to settle the dispute, and the portion, if any, of the Indemnity Claim Amount which Buyer and Seller agree in writing is payable shall immediately be an Indemnity Amount Payable of the relevant Indemnitor.

(C)	If Buyer and Seller are unable to resolve any portion of the Indemnity Claim Amount within two (2) months following the date the Dispute Notice is given, either Buyer or Seller may initiate proceedings specified in Section 11.08 to obtain resolution of the dispute.

(D)	If neither Buyer nor Seller initiates legal proceedings in respect of the dispute within twelve (12) months following the date the Dispute Notice is given, the portion of the Indemnity Claim Amount which is disputed shall not be an Indemnity Amount Payable, and the Indemnitee shall have no further right, under this Agreement or otherwise, to seek to recover such amount from the Indemnitor.

(E)	If Buyer or Seller initiates legal proceedings within the twelve (12) month period specified in Section 9.06(b)(iv)(D), the amount, if any, determined in a Final Order as payable by the Indemnitor shall be an Indemnity Amount Payable of the Indemnitor as of the date of such Final Order.

(c) Payments of Indemnity Amounts Payable by Buyer. Subject to the limitations in Section 9.04, Buyer shall pay any Indemnity Amount Payable by Buyer, by wire transfer of immediately available dollars (or as otherwise directed pursuant to any Final Order or as otherwise agreed by the Indemnitee and the Indemnitor) to Seller (for itself or any other member of the Seller Group entitled to any such Indemnity Amount Payable), promptly and in no event later than ten (10) Business Days after such Indemnity Amount Payable is established in accordance with this Agreement.

(d) Payments of Indemnity Amounts Payable by Seller. Subject to the limitations in Section 9.04, Seller shall pay any Indemnity Amount Payable by Seller by wire transfer of immediately available dollars (or as otherwise directed pursuant to any Final Order or as otherwise agreed by the Indemnitee and the Indemnitor) to Buyer (for itself or any other member of the Buyer Group entitled to such Indemnity Amount Payable), promptly and in no event later than ten (10) Business Days after such Indemnity Amount Payable is established in accordance with this Agreement.

Section 9.07 Third-Party Beneficiaries. Persons in the Seller Group other than Seller and persons in the Buyer Group other than Buyer shall be third-party beneficiaries of this Article IX and, subject to the limitations set forth herein, may enforce (through Seller or Buyer, as applicable) the provisions of this Article IX.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer:

(i) if (A) any Governmental Authority having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become a Final Order or (B) if there shall be adopted any Law or regulation that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement, has been the cause of or resulted in the action or event described in this Section 10.01(b)(i) occurring;

(ii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A)(1) would give rise to the failure of a condition set forth in Section 3.02 or Section 3.03, as applicable, to be fulfilled if the Closing were to occur as of the date of such breach (after giving affect to any cure of such breach in accordance with clause (A)(2) of this Section 10.01(b)(ii)) and (2) cannot be or has not been cured by the earlier of (x) thirty (30) days after the giving of written notice of termination in accordance with Section 10.02(b) and (y) the Termination Date or (B) constitutes a breach of such other party’s obligations to consummate the purchase and sale of the Shares in accordance with the terms and conditions of this Agreement (each a “Terminable Breach”); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iii) if the Transactions shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Transactions to be consummated on or before the Termination Date; provided further, however, that, if as of the Termination Date, the condition set forth in Section 3.01(b) is the only condition in Article III that has not been met (other than any such conditions which by their terms are not capable of being satisfied until the Closing), the Termination Date shall be extended (provided, that commitments to provide the Financing (or any Alternate Financing) shall have been extended to the proposed extended Termination Date and Buyer is in material compliance with Section 6.06 hereof) until the last Business Day of the month during which the tenth (10th) Business Day after the date on which the condition set forth in Section 3.01(b) has been met (but in no event later than December 31, 2011), upon the election of Buyer in its sole discretion; or

(c) by Buyer, if the conditions set forth in Section 6.03 exist with respect to a Schedule Supplement, upon written notice by Buyer to Seller given in accordance with Section 10.02(b) and not later than the first to occur of (i) the date five (5) Business Days after Buyer’s receipt of such Schedule Supplement and (ii) the Closing Date. The right to terminate pursuant to this provision shall cease to exist if notice of termination is not given within the time period provided in the prior sentence.

Section 10.02 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice, given in accordance with Section 11.02, of termination to the other party specifying with particularity the reason for such termination, the subsection of Section 10.01 under which this Agreement is being terminated and the effective date of the proposed termination, which shall not be earlier than (i) except as provided in clause (iii) hereof, the date such notice is deemed to have been given in accordance with Section 11.02, (ii) in the case of any termination pursuant to Section 10.01(b)(ii) for any breach that can be cured within the period specified in clause (B) thereof, the last day of such period, and (iii) in the case of any termination pursuant to Section 10.01(b)(iii), the Termination Date.

(b) In the event of the termination of this Agreement by any party in accordance with this Article X, this Agreement shall, upon the effective date of such termination in accordance with Section 10.02(a), become void and there shall be no Liability on the part of any party hereto except as set forth in this Section 10.02, Section 7.06, Section 10.03 (if applicable) and Article XI hereof; provided, however, that nothing herein shall relieve any party hereto from Liability for Fraud.

(c) Except to the extent otherwise expressly provided in Section 10.03(c), in the event of termination of this Agreement by a party due to the breach by the other party, in addition to any other liabilities pursuant to this Agreement and under applicable Law, any party committing the breach will be liable to the other party with respect to all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by the other party in connection with this Agreement and the Transactions.

Section 10.03 Break-Up Fee and Termination Fees.

(a) If (i) either Buyer or Seller terminates this Agreement pursuant to Section 10.01(b)(i) and at that time there exists any Antitrust Prohibition, (ii) Seller terminates this Agreement pursuant to Section 10.01(b)(ii) as a result of a breach by Buyer of Section 6.06, or (iii) either Buyer or Seller terminates this Agreement pursuant to Section 10.01(b)(iii) and (A) the condition specified in Section 3.01(b) has not been satisfied or (B) there exists any Antitrust Prohibition, then Buyer shall pay to Seller a fee of one hundred million dollars ($100,000,000) by wire transfer of immediately available funds to an account designated by Seller (the “Break-Up Fee”). If the Break-Up Fee is payable as a result of a termination of this Agreement by Seller, the Break-Up Fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement. If the Break-Up Fee is payable as a result of a termination of this Agreement by Buyer, the Break-Up Fee shall be paid on the date of termination of this Agreement. If Buyer does not pay the Break-Up Fee required to be paid pursuant to this Section

10.03(a) when due, Seller may, in addition to any other remedies it may have, demand payment of the Break-Up Fee under the Buyer Guaranty.

(b) If Buyer terminates this Agreement pursuant to Section 10.01(b)(ii), then Seller shall pay to Buyer a fee of one hundred million dollars ($100,000,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Buyer; provided that the Termination Fee shall be payable by Seller pursuant to this Section 10.03(b) only if (x) the applicable breach or breaches of Seller’s representations and warranties that gave rise to Buyer’s right to terminate pursuant to Section 10.01(b)(ii) was a Knowing, Intentional Breach by Seller, (y) in the case the applicable breach or breaches that gave rise to Buyer’s right to terminate pursuant to Section 10.01(b)(ii) was a breach of a covenant by Seller, such breach was a Knowing, Intentional Breach of a material covenant and had a Material Adverse Effect or (z) the applicable breach or breaches that gave rise to Buyer’s right to terminate pursuant to Section 10.01(b)(ii) is or was Seller’s refusal or failure to consummate the Closing notwithstanding the satisfaction or waiver of all of the conditions set forth in Section 3.01 and Section 3.03. If Seller terminates this Agreement pursuant to Section 10.01(b)(ii), then Buyer shall pay to Seller the Termination Fee by wire transfer of immediately available funds to an account designated by Seller. If this Agreement is terminated for any reason, Seller has breached Section 7.08 prior to such termination and Seller consummates an Alternative Transaction during the six (6) month period immediately following the effective date of such termination, then, in addition to the payment of the Termination Fee pursuant to the first sentence of this Section 10.03(b), if applicable, Seller shall pay to Buyer a fee in cash equal to (i) the purchase price payable by the buyer in such Alternative Transaction minus (ii) the sum of (A) the Base Purchase Price and (B) the Termination Fee, if applicable (the “No-Shop Fee”). If the Termination Fee is payable as a result of a termination of this Agreement, the Termination Fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement. If the No-Shop Fee is payable pursuant to this Section 10.03(b), it shall be paid on the day on which the Alternative Transaction is consummated.

(c) The parties acknowledge and agree that the agreements contained in this Section 10.03 are an integral part of the Transactions contemplated by this Agreement for each of the parties, and that, without this agreement, the parties would not enter into this Agreement. If either party fails to promptly pay the amount due by it pursuant to this Section 10.03, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of eight percent (8)% per annum. If, in order to obtain such payment, a party commences a suit that results in judgment for such party for such amount, then the other party shall pay such party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. The parties acknowledge and agree that the payment of the Break-Up Fee, the Termination Fee or the

No-Shop Fee as specified in this Section 10.03 is not a penalty, but is liquidated damages in a reasonable amount that will compensate the receiving party in the circumstance in which such fee is payable (and which does not involve Fraud) for the efforts and resources expended by the receiving party and the opportunities foregone by such party while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(d) In the event that any party breaches this Agreement prior to the Closing (which shall include a breach of such party’s obligation to consummate the Transactions), the non-breaching party hereby agrees and acknowledges that its sole and exclusive remedy shall be to terminate this Agreement to the extent such termination is permitted by Section 10.01(b)(ii) and, if applicable, receive the Break-Up Fee, the Termination Fee or the No-Shop Fee; provided, however, that the foregoing shall not affect or limit the non-breaching party’s right to seek indemnification pursuant to Article IX from and after the Closing Date if the Closing ultimately occurs. Notwithstanding anything to the contrary in this Agreement, the non-breaching party hereby agrees and acknowledges that it shall not pursue, directly or indirectly, any other remedy against the breaching party or any of its Affiliates or equity holders including, without limitation, any equitable remedy or any right to specific performance with respect to the breaching party’s obligations hereunder (including, without limitation, the breaching party’s obligation to consummate the Transactions). Upon payment in full of the Break-Up Fee, the Termination Fee or the No-Shop Fee, as applicable, together with interest, if any, due and payable as provided in Section 10.03(c), neither party shall have any further Liability or obligation relating to or arising out of this Agreement as a result of such circumstances described in Section 10.03(a) or Section 10.03(b), except in the case of Fraud.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein (including Section 8.04, Section 10.02(c) and Section 10.03 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and any other Antitrust Approvals identified in Section 6.06(a) of the Disclosure Schedules.

Section 11.02 Notices. All notices, requests, Consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient on a Business Day, and on the next Business Day if sent after normal business hours of the recipient on a Business Day of if sent on a day that is not a Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(i)	If to Seller:

Fortune Brands, Inc.
520 Lake Cook Road
Deerfield, IL 60015
	Attention:	Craig P. Omtvedt
Chief Financial Officer
	Facsimile:	(847) 484-4492
	Email:	craig.omtvedt@fortunebrands.com

and

Fortune Brands, Inc.
520 Lake Cook Road
Deerfield, IL 60015
	Attention:	Mark A. Roche
General Counsel
	Facsimile:	(847) 484-4490
	Email:	mark.roche@fortunebrands.com

with a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
	Attention:	Edward P. Smith, Esq.
	Facsimile:	(646) 710-5371
	Email:	ESmith@chadbourne.com

and

(ii)	If to Buyer:

Fila Korea Ltd.
c/o Fila USA
340 Madison Avenue
New York, NY 10173
	Attention:	Legal Department
	Facsimile:	(212) 726-5953

and

KOFC Miraeasset Growth Champ 2010-4 Private Equity Fund
c/o Mirae Asset Private Equity
Mirae Asset Maps Global Investment Co., Ltd.
East Tower 16F Mirae Asset CENTER1
67 Suha-dong, Jung-gu
Seoul, Korea 100-210
	Attention:	Jung-Hun Ryu
	Facsimile:	+82-3774-6625

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173
	Attention:	C. David Goldman, Esq.
	Facsimile:	(212) 547-5444
	Email:	dgoldman@mwe.com

and

McDermott Will & Emery LLP
600 13th Street, N.W.
Washington, D.C. 20005
	Attention:	Thomas P. Conaghan, Esq.
	Facsimile:	(202) 756-8087
	Email:	tconaghan@mwe.com

Section 11.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 11.04 Entire Agreement. This Agreement, the Buyer Guaranty and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.05 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, prior to the Closing Date, the Buyer may assign its rights and obligations under this Agreement to one or more of its Affiliates provided that (x) the Buyer Guaranty applies to the obligations assigned to such Affiliate or Affiliates and (y) no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.06 No Third-Party Beneficiaries. Except as provided in Section 7.04 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF (I) STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. NOTHING IN THIS SECTION 11.08 WILL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IN ANY OTHER COURT. EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 11.02 WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (I) STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH

SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.08(c).

Section 11.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, portable document format, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.10 No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the Transactions. Nothing in this Section 11.10 shall affect, in any way, the Buyer Guaranty or any right, remedy of recourse Seller may have against any Person under the Buyer Guaranty.

Section 11.11 No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, except as part of any Damages required to be indemnified as a result of a Third-Party Claim, no party hereto shall be liable to any other Person, either in contract or in tort, for any consequential, incidental, indirect, special or punitive damages of such other Person, or any loss of future revenue, or income or profits, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach of this Agreement or any

Closing Certificate, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party. For the avoidance of doubt, the Break-Up Fee shall not deemed to include any damages restricted by this Section 11.11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORTUNE BRANDS, INC.

By:	/s/ Patrick J. Koley
Name:	Patrick J. Koley
Title:	Senior Vice President, Strategy & Corporate Development

ALEXANDRIA OPERATIONS CORP.

By:	/s/ Gene Yoon
Name:	Gene Yoon
Title:	President

Exhibit A

Section 1.01 Definitions. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other action, proceeding, claim, assessment, audit, inquiry or similar investigation before any court, arbitrator or other Governmental Authority.

“Acushnet Company” or “Acushnet Companies” means each of or all of the Company and its Subsidiaries, respectively.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Affiliate Contracts” means all Contracts between any Acushnet Company, on the one hand, and Seller or any of its Subsidiaries (other than any Acushnet Company), on the other hand.

“Agreement” means this Stock Purchase Agreement, including the Disclosure Schedules and the Exhibits, as amended, supplemented or otherwise modified in accordance with Section 6.03 and Section 11.07.

“Alternate Financing” has the meaning set forth in Section 6.08(c).

“Antitrust Authority” means any Governmental Authority charged with enforcing, administering, applying or investigating any Antitrust Law, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any other jurisdiction.

“Antitrust Laws” means the HSR Act and any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position.

“Antitrust Prohibition” has the meaning set forth in Section 6.06(e).

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet” means the balance sheet of the Company as of December 31, 2010.

“Balance Sheet Date” means December 31, 2010.

“Base Purchase Price” means $1,225,000,000.

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“Base Working Capital Amount” means $242,690,295.

“Break-Up Fee” has the meaning set forth in Section 10.03(a).

“Business Day” means the period commencing at 12:01 AM and ending at Midnight, each New York time, on any day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 7.03(b).

“Buyer Benefit Plans” has the meaning set forth in Section 7.03(c).

“Buyer Closing Certificate” means a closing certificate from Buyer, reasonably satisfactory in form and substance to Seller, dated as of the Closing Date, signed on behalf of Buyer by a duly authorized executive officer of Buyer, certifying (i) Buyer’s satisfaction of the Closing Conditions in Section 3.03(a) and Section 3.03(b), (ii) the Organizational Documents of Buyer as of the Closing Date, accompanied by a “long-form good-standing” certificate issued by the Secretary of State of Delaware as of a date not more than five Business Days prior to the Closing Date, (iii) resolutions of Buyer’s Board of Directors and/or any authorized committee of directors authorizing Buyer to enter into this Agreement and consummate the Transactions, as in effect on the Closing Date, and (iv) the names, titles and specimen signatures of the persons authorized by the resolutions referred to in clause (iii) to enter into this Agreement and consummate the Transactions on behalf of Buyer.

“Buyer Group” means Buyer and its Affiliates (which shall include the Acushnet Companies after the Closing) and Representatives.

“Buyer Guaranty” means the guaranty dated as of the date hereof by Fila Korea Ltd. and KOFC Miraeasset Growth Champ 2010-4 Private Equity Fund, in favor of Seller, jointly and severally, unconditionally guaranteeing the payment by Buyer of the Termination Fee and the Break-Up Fee, as applicable, in accordance with the Agreement.

“Buyer Tax Act” means (i) an actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign Law as a result of the purchase of the Shares (other than an actual or deemed election under Section 338(h)(10) of the Code), (ii) the failure to make the election described in Section 8.06 of this Agreement if requested by Seller, and (iii) any action taken with respect to any of the Acushnet Companies outside the ordinary course of business on the Closing Date but after the effective time of the Closing, which action is not contemplated by this Agreement, or

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(iv) any action taken with respect to any of the Acushnet Companies outside the ordinary course of business after the Closing Date and on or before the end of the calendar year in which the Closing occurs, which action affects the earnings and profits or Subpart F income of, or the foreign tax credits derived from, any Acushnet Company which is a non-U.S. entity, which action is not contemplated by this Agreement.

“Closing” means the closing of the purchase and sale of the Shares contemplated by this Agreement.

“Closing Certificate” means the Buyer Closing Certificate and the Seller Closing Certificate, individually or collectively as the context may require.

“Closing Date” means the date on which the Closing occurs in accordance with Section 3.04.

“Closing Statement Arbitrator” means such nationally recognized independent registered public accounting firm may be agreed upon by Buyer and Seller in writing.

“COBRA” means Section 4980B of the Code and Title I, Subtitle B, Part 6 of Title 1 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means each of the Debt Commitment Letter and the Equity Commitment Letters in the form furnished to Seller on the date hereof, individually or collectively as the context requires.

“Company” has the meaning set forth in the recitals.

“Company Benefit Plans” has the meaning set forth in Section 4.15(a).

“Company Employee” means those persons employed by any Acushnet Company, or carried on the books and records of any Acushnet Company as a person on disability or other leave, immediately prior to the Closing.

“Company Indemnitees” has the meaning set forth in Section 7.04(a).

“Company Intellectual Property” has the meaning set forth in Section 4.09(a).

“Company Subsidiary” has the meaning set forth in Section 4.02(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 17, 2011, between Fila Korea Ltd. and Seller.

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“Consents” means all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

“Contract” means, with respect to any Person, all legally binding agreements, undertakings, contracts, obligations, understandings and commitments (i) to which such Person is a party, (ii) under which such Person has any rights, (iii) under which such Person has any liability or (iv) by which such Person, or any of the assets or properties owned or used by such Person, is bound.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Current Calendar Year” has the meaning set forth in Section 8.02(b).

“Damages” means all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, expenses (including reasonable costs of investigation and defense and reasonable fees and expenses of legal counsel, accountants and other professional advisors), actions, causes of action, assessments, judgments, amounts paid in settlement or diminutions in value, subject to Section 11.11;

“Data Room” means the electronic documentation site established by RR Donnelley on behalf of Seller.

“Debt Commitment Letter” means the commitment letter dated May 9, 2011 of the Korea Development Bank to Fila Korea Ltd. and Mirae Asset MAPS Global Investments Co., Ltd.

“Debt Financing” has the meaning set forth in Section 6.08.

“Default” means, with respect to any Person, any circumstance, event or condition that would constitute, with or without notice or the passage of time or both, a violation, breach, default, conflict with, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, purchase, re-purchase or acceleration.

“Designated Representations” means (a) in the case of Seller, the representations and warranties in Sections 4.01, 4.02, 4.03 and 4.17 and (b) in the case of Buyer, the representations and warranties in Sections 5.01 and 5.04.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

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“Dispute Notice” has the meaning set forth in Section 9.06(b).

“Divestiture Action” has the meaning set forth in Section 6.06(e).

“Dollars or $” means the lawful currency of the United States.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any and all applicable Laws relating to human health, safety (except the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. ), natural resources, or the environment or the Release into the environment of any materials, including the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Lien” means any Lien imposed under CERCLA.

“Environmental Permit” means any Permit required by any applicable Governmental Authority under any Environmental Law.

“Environmental Reports” has the meaning set forth in Section 4.14(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Equity Commitment Letters” means (i) the commitment letter dated May 9, 2011 addressed to Buyer from KOFC Mirae Asset Growth Champ 2010-4 Private Equity Fund, (ii) the commitment letter dated May 9, 2011 addressed to Buyer from Fila Korea Ltd. and (iii) the letter of intent dated May 9, 2011 addressed to Mirae Asset MAPS

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Global Investment from National Pension Service, individually or collectively as the context requires.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Final Closing Statement” has the meaning set forth in Section 2.03(a).

“Final Order” means a final order of a court of competent jurisdiction (i) from which there is no right of appeal to a higher court or (ii) with respect to which either (A) all applicable time periods during which an appeal may be made have expired or (B) a period of two (2) months has elapsed from the date on which the order, which would otherwise be the subject of the appeal, was issued and no appeal has been taken, whichever is the earliest to occur.

“Final Settlement Date” means (i) the date that is thirty (30) days following receipt by Seller of the Final Closing Statement referred to in Section 2.03(a), as prepared by Buyer, unless Seller gives a Notice of Disagreement in accordance with Section 2.03(b), or (ii) if a Notice of Disagreement is given in accordance with Section 2.03(b), the date which is the earlier of (a) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement for the Final Closing Statement and (b) the date upon which a Final Closing Statement is issued by the Closing Statement Arbitrator.

“Financial Statements” has the meaning set forth in Section 4.05.

“Financing” has the meaning set forth in Section 5.05.

“Foreign Plan” has the meaning set forth in Section 4.15(i).

“Fraud” means actual common law fraud under New York judicial decisions, and not, for the avoidance of doubt, judicial decisions or other Governmental Authority interpretations of federal or state securities Laws.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules,

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regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any hazardous substances, pollutants, contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive materials, polychlorinated biphenyls, hazardous wastes, toxic substances, urea formaldehyde foam insulation or asbestos) designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (i) for borrowed money (other than trade debt and accounts payable incurred in the ordinary course of business); (ii) evidenced by a note, bond, debenture or similar instrument; (iii) created or arising under any capital lease, conditional sale, vendor financing or other arrangement for the deferral of payment of purchase price of any property; (iv) under letters of credit, banker’s acceptances or similar credit transactions; (v) for redemption, repayment or other repurchase of any mandatorily redeemable stock; (vi) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such person; (vii) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (viii) for interest on any of the foregoing; and (ix) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indebtedness Adjustment” has the meaning set forth in Section 6.07(a).

“Indemnitee” means any person seeking indemnification under Article IX of this Agreement.

“Indemnitor” means any person from whom indemnification is sought under Article IX of this Agreement.

“Indemnity Amount Payable” means any amount of an Indemnity Claim Amount which has become an Indemnity Amount Payable in accordance with Section 9.06.

“Indemnity Cap” means an amount equal to:

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(a) in the case of Indemnity Claims against Seller, the product of (i) the Purchase Price and (ii) either (x) twenty percent (20%), for all Indemnity Claims for (A) breach of Designated Representations, (B) Fraud or (C) Knowing, Intentional Breach of any Pre-Closing Covenant of Seller or (y) ten percent (10%), for all Indemnity Claims for any breach of any Pre-Closing Covenant other than those referred to in clause (x)(C) above; or

(b) in the case of Indemnity Claims against Buyer, the product of (i) the Purchase Price and (ii) either (x) twenty percent (20%), for all Indemnity Claims for (A) breach of Designated Representations, (B) Fraud or (C) Knowing, Intentional Breach of any Pre-Closing Covenant of Buyer or (y) ten percent (10%), for all Indemnity Claims for breach of any Pre-Closing Covenant other than those referred to in clause (x)(C) above.

“Indemnity Claim” means any claim made for indemnification in accordance with Article IX.

“Indemnity Claim Amount” means the amount of Damages claimed in any Notice of Claim.

“Indemnity Claim Period” means (i) the period commencing on the Closing Date and ending on the calendar day that is twenty-four (24) months after the Closing Date in the case of any Indemnity Claim for (a) breach of any Designated Representations or (b) Fraud; (ii) the period commencing on the Closing Date and ending on the calendar day that is twelve (12) months after the Closing Date in the case of any Indemnity Claim for breach of any Pre-Closing Covenant; and (iii) the period commencing on the date of any breach of any covenant or obligation to be performed or complied with under this Agreement, other than Pre-Closing Covenants, and ending on the calendar day that is twenty-four (24) months after the date the Indemnitee has actual knowledge of such breach.

“Independent Accountant” means a firm of independent registered certified public accountants acceptable to Buyer and Seller, which independent accounting firm shall not have been the primary accounting firm for any party hereto at any time during the two (2) year period prior to such selection (except as otherwise may be agreed to by Buyer and Seller).

“Insurance Policies” has the meaning set forth in Section 7.05(a).

“Intellectual Property” means any and all: (i) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) Trade Secrets; (iv) patents and patent applications; and (v) internet domain name

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registrations; in each case, filed with any national authority or existing as of the Closing Date and any extensions, continuations, reexaminations and reissues of the foregoing.

“Intercompany Accounts” means all inter-company accounts, whether payables or receivables, between Seller or any of its Subsidiaries (other than any Acushnet Company), on the one hand, and any Acushnet Company, on the other hand.

“Interest Rate” means five percent (5%) per annum.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“IRS” has the meaning set forth in Section 4.08(g).

“Knowing, Intentional Breach” means a breach of this Agreement by a party that (i) knows of its actions, and (ii) knows that such actions breach this Agreement, and (iii) intends for such actions to breach this Agreement.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(a) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” means any Contract to which any Acushnet Company is a party for the lease or sublease of Real Property.

“Liability” means all debts, liabilities, obligations, Contracts and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, whether arising out of any Contract or tort based on negligence, strict liability or otherwise).

“Lien” means any charge, claim, adverse claim, mortgage, deed of trust, retention of title agreement, easement, encumbrance, option, lien (statutory or otherwise), pledge, hypothecation, assignment, deposit arrangement, security interest, or other security agreement of any kind, whether voluntary or involuntary.

“Material Adverse Effect” means any event, occurrence, condition, change or effect that has, or would have, individually or in the aggregate, a materially adverse effect on (i) the financial condition, business or results of operations of the Acushnet Companies, taken as a whole, or (ii) the ability of Seller to consummate the Transactions; provided, however, that in no event shall any of the following constitute a “Material

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Adverse Effect”: (A) any occurrence, condition, change, event or effect that affects the United States or foreign economies or securities or financial markets in general, except in the event, and only to the extent, such occurrence, condition, change, event or effect has had a disproportionate effect on the Acushnet Companies, taken as a whole, as compared to other Persons engaged in the golf equipment industry, which for this purpose shall mean the design, manufacture and sale of golf balls, clubs, shoes, performance outerwear, gloves or accessories, (the “Relevant Industry”); (B) any occurrence, condition, change, event or effect that affects the Relevant Industry generally, except in the event, and only to the extent, such occurrence, condition, change, event or effect has had a disproportionate effect on the Acushnet Companies, taken as a whole, as compared to other Persons engaged in the Relevant Industry; (C) any occurrence, condition, change, event or effect resulting from actions required or permitted to be taken by Seller pursuant to this Agreement or taken or not taken by Seller at the request of, or with the consent of, Buyer; (D) any occurrence, condition, change, event or effect resulting from any changes in applicable Laws or accounting rules, including GAAP; (E) any occurrence, condition, change, event or effect resulting from the announcement or pendency of this Agreement; (F) any occurrence, condition, change, event or effect resulting from or in connection with any Divestiture Action or Antitrust Approval (including any delay in obtaining any Antitrust Approval); or (G) any occurrence, condition, change, event or effect resulting from any one or more members of the management of any of the Acushnet Companies ceasing to be an employee of an Acushnet Company.

“Material Contracts” means the Contracts set forth in Section 4.10(a) and Leases set forth in Section 4.11(b) of the Disclosure Schedules.

“New Commitment Letter” has the meaning set forth in Section 6.08(c).

“Notice of Claim” means a written notice of a claim for indemnification pursuant to this Agreement that (1) sets forth in reasonable detail the basis for such claim, (2) sets forth the Indemnity Claim Amount, and (3) sets forth the name of any person against whom the claim is being made.

“Notice of Disagreement” has the meaning set forth in Section 2.03(c).

“Order” means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made, or rendered by any Governmental Authority.

“ordinary course of business” means the course of business consistent with past practice of the Company and its Affiliates.

“Organizational Documents” means (a) the certificate or articles of incorporation or charter documents and bylaws of each person that is a corporation, (b) the certificate of

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formation, articles of organization, limited liability company agreements or regulations, as applicable, of each person that is a limited liability company, (c) the certificates of limited partnership and the agreements of limited partnership of each person that is a limited partnership, and (d) the memorandum and/or articles of association, charter, constitution, shareholders agreement, business license or other documentation governing the formation, organization, governance, ownership and existence of any person organized under the Laws of a jurisdiction other than the United States, the District of Columbia or any State of the United States.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and Consents required to be obtained from Governmental Authorities.

“Permitted Liens” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) liens of materialmen, mechanics, vendors, and other similar liens for construction in progress and workman’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business, (iii) obligations pursuant to the Organizational Documents, (iv) any Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent or which is being contested in good faith by the Company or its Affiliates, (v) minor imperfections of title which do not materially adversely affect the value of any property or materially interfere with the present use and the continuation of such present use of any property, (vi) with respect to any Equity Interests (including the Shares), restrictions on transfer under any applicable securities Law of any jurisdiction, (vii) with respect to any Real Property, (a) such covenants, restrictions, easements, encroachments or encumbrances as would be shown on a title report or survey and (b) zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate property and its use, (viii) as to Lease of Real Property, any Lien affecting only the interest of the landlord or lessor thereunder and (ix) the liens, exceptions, restrictions, easements, charges, rights-of-way, non-monetary encumbrances, regulations and similar exceptions to title and other matters identified on Section 1.01(b) of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preceding Calendar Year” has the meaning set forth in Section 8.02(b).

“Pre-Closing Covenants” means any covenant or obligation to be performed or complied with at or prior to the Closing.

“Purchase Price” means the sum of (i) the Base Purchase Price plus (ii) the Working Capital Adjustment minus (iii) the Indebtedness Adjustment.

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“Purchase Price Allocation Schedule” has the meaning set forth in Section 8.05.

“Qualified Benefit Plan” has the meaning set forth in Section 4.15(a).

“Real Property” means the real property owned, leased or subleased by any Acushnet Company, together with all buildings, structures and facilities located thereon.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing or migrating into, onto or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, with respect to any person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such person.

“Schedule Supplement” has the meaning set forth in Section 6.03.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 7.03(b).

“Seller Closing Certificate” means a closing certificate from Seller, reasonably satisfactory in form and substance to Buyer, dated as of the Closing Date, signed on behalf of Seller by a duly authorized executive officer of Seller, certifying (i) Seller’s satisfaction of the Closing Conditions in Section 3.02(a), Section 3.02(b) and Section 3.02(c), (ii) the Organizational Documents of Seller as of the Closing Date, accompanied by a “long-form good-standing” certificate issued by the Secretary of State of the State of Delaware as of a date not more than five Business Days prior to the Closing Date, (iii) resolutions of Seller’s Board of Directors and/or any authorized committee of directors authorizing Seller to enter into this Agreement and consummate the Transactions, as in effect on the Closing Date, and (iv) the names, titles and specimen signatures of the persons authorized by the resolutions referred to in clause (iii) to enter into this Agreement and consummate the Transactions on behalf of Seller.

“Seller Group” means Seller and its Affiliates (other than any Acushnet Company) and Representatives.

“Seller Support Agreement” means the guarantees, letters of credit, performance bonds, security deposits and other instruments set forth on Section 1.01(c) of the Disclosure Schedules.

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“Seller Tax Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of the Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminable Breach” has the meaning set forth in Section 10.01(b)(ii).

“Termination Date” means August 1, 2011; provided, however, in the event that the last of the conditions to Closing set forth in Article III (other than any such conditions which by their terms are not capable of being satisfied until the Closing) is satisfied or waived between July 22, 2011 and July 31, 2011, then the Termination Date shall automatically be extended to September 1, 2011.

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“Third Party” means any person other than Buyer or Seller or any of their respective Affiliates.

“Third-Party Claim” means any claim by a Person other than a member of the Buyer Group, a member of the Seller Group or any Acushnet Company with respect to any matter for which indemnification is or may be owing pursuant to Section 9.02 or Section 9.03 hereof.

“Trade Secrets” means documented confidential ideas, know-how, concepts, methods and processes, including formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information; which derive value, monetary or otherwise, from being maintained in confidence.

“Transactions” means: (a) the sale of the Shares by Seller to Buyer and Buyer’s delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith; and (c) the performance by Buyer and Seller of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.01(h).

“Working Capital” has the meaning set forth in Section 1.01(d) of the Disclosure Schedules.

“Working Capital Adjustment” means (A)(1) if the Closing occurs on or prior to July 31, 2011 or (2) the Closing occurs after July 31, 2011 and the reason the Closing did not occur on or prior to July 31, 2011 was a result of the failure of the condition set forth in Section 3.01(b) to be satisfied on or prior to July 22, 2011, a dollar amount equal to the difference between (i) the Base Working Capital Amount and (ii) the Working Capital as of the Closing Date, which amount shall be expressed as a positive number if the amount in clause (ii) exceeds the amount in clause (i) and as a negative number if the amount in clause (i) exceeds the amount in clause (ii) and (B) if the Closing occurs after July 31, 2011 but the condition set forth in Section 3.01(b) was satisfied on or prior to July 22, 2011, zero.

Section 1.02 Interpretation. Interpretation of this Agreement shall be governed by the following rules:

(a) For purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this

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Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified, (iv) the word “or” will not be exclusive, (v) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, including by access to the Data Room or other electronic data site, (vi) any reference to any Law referred to in this Agreement will be deemed to include any successor Law and the rules and regulations issued pursuant to such Law or successor Law and any amendments or supplements to such Law or successor Law, (vii) any accounting term used in this Agreement will have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed in accordance with GAAP consistently applied, in each case, except as otherwise specifically provided herein (including the provisions in Section 1.01(d) of the Disclosure Schedules for purposes of determining the Working Capital Adjustment), (viii) a “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Closing Certificate will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision; and the term “breach” shall mean any such inaccuracy, failure, claim, occurrence or circumstance and (ix) references to an agreement, instrument or other document mean such agreement, instrument or document as amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions thereof and this Agreement.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and this Agreement will not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties.

(c) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(d) Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement and all references herein to Schedules and Exhibits are to the Schedules and Exhibits to this Agreement.

(e) Unless otherwise specified, any approval, consent, waiver or other authorization required by one party from the other party for any action to be taken or a circumstance, event or condition to be permitted under this Agreement shall not be unreasonably withheld, delayed or conditioned.

(f) The Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim

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herein. The information and disclosures contained in any Section or in any Section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other Section or in any Section of the Disclosure Schedules as though fully set forth in such Section or Section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face.

(g) The fact that any item of information is disclosed in any Section or in any Section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

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